As filed with the United States Securities and Exchange Commission on June 30, 2026
under the Securities Act of 1933, as amended.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________

FLASH SPORTS & MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

_______________________________

Delaware	7900	46-5158469
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, Suite 1140
New York, New York 10036
(720) 390-3880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________

Bradley J. Nattrass
Chairman and Chief Executive Officer
1140 Avenue of the Americas, Suite 1140
New York, New York 10036
(720) 390-3880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

With copies to:

Rajiv Radia, Esq. Whiteford, Taylor & Preston LLP 1021 E. Cary Street, Suite 2001 Richmond, VA 23219 Tel: (804) 807-7376

________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 30, 2026

Preliminary Prospectus

Flash Sports & Media Holdings, Inc.

62,670,547 Shares of Common Stock

This prospectus relates to the offering from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to an aggregate 62,670,547 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of:

(i)     (a) up to 131,027 shares of Common Stock, (b) up to 51,789,000 shares of Common Stock issued upon conversion of 51,789 shares of convertible preferred stock, par value $0.001 per share and (c) up to 2,720,000 shares of Common Stock issuable upon conversion of 2,720 shares of convertible preferred stock, par value $0.001 per share (the “Preferred Stock” or the “Preferred Shares,” and the shares of Common Stock issued or issuable upon conversion of the Preferred Shares, the “Conversion Shares”), which Preferred Shares were issued in connection with the merger with Flash Sports & Media, Inc., completed on February 17, 2026;

(ii)    30,520 shares of Common Stock issued in connection with the Consulting Agreement on November 20, 2025; and

(iii)   up to 8,000,000 shares of Common Stock issuable upon exercise of a Common Stock Purchase Warrant, dated March 23, 2026, with an initial exercise price of $2.50 per share (the “March Warrant”), a Common Stock Purchase Warrant, dated April 7, 2026, with an initial exercise price of $18.00 per share (the “First April Warrant”), a Common Stock Purchase Warrant, dated April 7, 2026, with an initial exercise price of $0.01 per share (the “Second April Warrant”), and upon conversion of a Convertible Promissory Note, dated March 23, 2026, with an original principal amount of $1,395,000 (the “March Note”), and a Convertible Promissory Note, dated April 7, 2026, in the principal amount of $2,775,000 (the “April Note” and, together with the March Note, the “Notes”), each issued to Agile Hudson Partners LLC (“AHP”) pursuant to a Securities Purchase Agreement, dated March 23, 2026 (the “March Purchase Agreement”), and a Securities Purchase Agreement, dated April 7, 2026 (the “April Purchase Agreement” and, together with the March Purchase Agreement, the “AHP Purchase Agreements”).

The shares of Common Stock described in clauses (i) through (iv) above are referred to collectively as the “Shares.”

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, and fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

The Selling Stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FLZH”. The last reported sale price of our Common Stock on Nasdaq on June 29, 2026, was $1.89 per share

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2026.

i

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires, references to the “Company,” “we,” “us,” “our” and similar terms refer to “Flash Sports & Media Holdings, Inc.”, formerly known as “urban-gro, Inc.”, and its consolidated subsidiaries. References to shares of “Common Stock” refer to shares of our common stock, par value $0.001 per share.

This prospectus is part of a Registration Statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the Shares offered by them.

This prospectus provides you with a general description of the shares of Common Stock that the Selling Stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of securities offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. These forward-looking statements depend upon events, risks and uncertainties that may be outside of our control. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, including statements regarding our strategy, future operations, future financial position, future revenues, and projected costs, prospects, plans and objectives of management, are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus, any prospectus supplement and any related free writing prospectus, or the documents incorporated by reference herein.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: risks related to the rollout of our business and the timing of expected business milestones; our dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; our ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and our accounting staffing levels; our current dependence on sales of charging stations for most of our revenues; overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; potential adverse effects on our backlog, revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition on our future business; risks related to our dependence on its intellectual property and the risk that our technology could have undetected defects or errors; the risk that we conduct a portion of our operations through a joint venture exposes us to risks and uncertainties, many of which are outside of our control; changes in applicable laws or regulations; risks related to disruption of management time from ongoing business operations due to our joint ventures; risks relating to privacy and data protection laws, privacy or data breaches, or the loss of data; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and the risks identified under “Risk Factors” described or incorporated by reference in this prospectus.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable. Forward-looking statements are not guarantees of performance. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Other sections of this prospectus and the documents incorporated by reference herein describe additional factors that could adversely affect our business, financial condition or results of operations. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or any applicable prospectus supplement. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in or incorporated by reference into this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference herein carefully, including the information referenced under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplement. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we, ““us,” “our,” the “Company,” “Flash Sports & Media Holdings, Inc.”, formerly known as “urban-gro, Inc.”, and similar terms refer to Flash Sports & Media Holdings, Inc. and its consolidated subsidiaries.

Overview

The Company (formerly known as urban-gro, Inc. and now known as Flash Sports & Media Holdings, Inc.) was originally formed as urban-gro, Inc. on March 20, 2014, as a Colorado limited liability company. On March 10, 2017, we converted to a Colorado corporation and exchanged shares of our common stock for every member’s interest issued and outstanding on the date of conversion. On October 29, 2020, we reincorporated as a Delaware corporation. On December 31, 2020, we effected a 1-for-6 reverse stock split with respect to our common stock. All information in this Registration Statement gives effect to this reverse stock split, including restating prior period reported amounts. On February 12, 2021, we completed an uplisting to the Nasdaq under the ticker symbol “UGRO”. On February 9, 2026, we effected a 1-for-25 reverse stock split with respect to our common stock. On June 12, 2026, we changed our corporate name from urban-gro, Inc. to Flash Sports & Media Holdings, Inc. and our Nasdaq trading symbol from “UGRO” to “FLZH.”

Since commencing business in March 2014, we expanded our operations across North America and Europe while diversifying our services offerings organically and through acquisitions into full design-build solutions by adding design, engineering, construction, and construction-management services, introducing new equipment solutions, products and services, and successfully diversifying into several additional commercial sectors beyond the initial cannabis-focused Controlled Environment Agriculture (“CEA”) sector, including produce-focused CEA; or vertical farming, healthcare, industrial, commercial packaged goods (“CPG”), and retail.

After making the decision to exit our core business sectors in the third quarter of 2025 due to changing market conditions and our inability to raise significant funds due to our filing status and compliance with the Nasdaq, we began the process of selling assets, reducing our work force, and preparing the company for a subsequent merger. As we continue to wind down operations, today, only a single division of our legacy business remains and urban-gro is a value-added reseller of equipment systems to the CEA sector. We work with a select group of manufacturers and vendor partners to source equipment solutions that our clients utilize when building out their cultivation facilities.

In 2025, the Company was an integrated professional services and design-build firm. We offered value-added architectural, engineering, and construction management solutions to the CEA, industrial, healthcare, and other commercial sectors. Innovation, collaboration, and a commitment to sustainability drove our team to provide exceptional customer experiences. To serve our horticulture clients, we engineered, designed and managed the construction of indoor CEA facilities and then integrate complex environmental equipment systems into those facilities. Through this work, we created high-performance indoor cultivation facilities for our clients to grow specialty crops, including leafy greens, vegetables, herbs, and plant-based medicines. Our custom-tailored approach to design, construction, procurement, and equipment integration provided a single point of accountability across all aspects of indoor growing operations. We also helped our clients achieve operational efficiency and economic advantages through a full spectrum of professional services and programs focused on facility optimization and environmental health which established facilities that allowed clients to manage, operate and perform at the highest level throughout their entire cultivation lifecycle once they are up and running. Further, we served a broad range of commercial and governmental entities, providing them with planning, consulting, architectural, engineering and construction design-build services for their facilities. We aimed to work with our clients from the inception of their project in a way that provided value throughout the life of their facility. We are a trusted partner and advisor to our clients and offer a complete set of engineering and managed services complemented by a vetted suite of select cultivation equipment systems.

On February 17, 2026, we completed our merger (the “Merger”) with Flash Sports and Media, Inc. (“Flash”), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated February 17, 2026 (the “Merger Agreement”), by and among the Company, UGRO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Flash. As a result of the Merger, Merger Sub merged with and into Flash, with Flash surviving as a wholly owned subsidiary of the Company. Following the closing of the Merger, the Company began operating as a diversified sports, media, and experiential marketing platform under the Flash Sports & Media brand. The Company intends to change its name to Flash Sports & Media Holdings, Inc. or a similar name, subject to receipt of stockholder approval, which the Company intends to seek as soon as reasonably practicable.

Following the completion of the Merger, the Company is a diversified sports, media, and experiential marketing platform focused on the creation, production, and monetization of live events, original content, and branded fan experiences. The Company operates across multiple sports and entertainment verticals, leveraging proprietary intellectual property, strategic partnerships, and high-impact experiential activations to engage global audiences and deliver measurable value for brands, sponsors, and media partners. The Company’s platform integrates content creation, event execution, and media distribution to build scalable businesses within the global sports and entertainment ecosystem. Flash Sports & Media maintains corporate offices in the United Arab Emirates (headquarters), India, the United States, South Africa, and Singapore.

Through its subsidiaries, the Company holds exclusive commercial and media rights to professional cricket leagues, produces international-standard broadcast content, manages franchise operations, and monetizes sponsorship, ticketing, and digital media opportunities across multiple geographies. The Company’s core operating subsidiary, Innovative Production Group FZ LLC (“IPG”), founded in 2015 and headquartered in Fujairah, United Arab Emirates, is a global sports marketing, league management, ground sponsorship, and production company with more than 30 years of collective cricket industry experience and deep expertise in international cricket properties and sports media. IPG is headquartered in the UAE with branch offices in Sri Lanka, Singapore, India, Malaysia, and Zimbabwe, and has executed projects across 14 countries, including the United States, Ireland, Scotland, South Africa, Saudi Arabia, Pakistan, Hong Kong, and Afghanistan. IPG has produced more than 5,000 hours of live sporting event broadcasts over the past seven years and has established working relationships with numerous national cricket boards, including Cricket South Africa, the Pakistan Cricket Board, Cricket Ireland, Sri Lanka Cricket, the Afghanistan Cricket Board, Zimbabwe Cricket, Cricket Scotland, the Emirates Cricket Board, Abu Dhabi Cricket, Malaysia Cricket, Kuwait Cricket, and the Asian Cricket Council. IPG is the exclusive Event Rights Partner for the Lanka Premier League (“LPL”) under a Master Event Rights Agreement with Sri Lanka Cricket (“SLC”) dated October 14, 2020.

Business and Revenue Streams

The Company derives revenue from multiple streams, primarily related to the production, commercialization, and management of professional cricket leagues and international cricket events. The Company’s significant revenue streams are described below:

Production Fee Income.    Production income represents revenue earned from providing end-to-end live broadcast production services for cricket events, including international bilateral series and T20 tournaments. Services include pre-event planning, live camera operations (utilizing a minimum of 26 cameras per match, including Hawk-Eye DRS, super slow-motion, spider cam, drone, and 6 DOF robotic “Buggy Cam” technology), broadcasting infrastructure, technical staffing, satellite uplink and SNG distribution, and post-production. For the year ended December 31, 2024, production fee income represented approximately 42% of IPG’s total revenue, or approximately $5.1 million.

Franchise Fees.    The Company enters into agreements with third-party franchisees that operate individual teams in the LPL. The LPL currently features five franchise teams, each of which pays franchise fees in exchange for team ownership and naming rights, jersey sponsorship rights, merchandising and local sponsorship rights, stadium activation rights, and additional commercial and promotional rights including dugout branding, mascot rights, post-match ceremony participation, big screen branding, and perimeter board branding. Each team features a squad of up to 16 players, including a maximum of six international players from ICC Full/Associate Member Countries. For the year ended December 31, 2024, franchise fees represented approximately 29% of IPG’s total revenue, or approximately $3.5 million.

Sponsorship Fees.    The Company generates sponsorship income through agreements with corporate sponsors who receive brand visibility across LPL events, including on-field signage, jersey placements, digital promotions, and title/associate sponsorship designations. Sponsorship categories include Title, Powered By, Present By, League Partner, Associate, and Umpire Partner tiers, as well as official brand partners and on-ground stall activations. IPG has secured sponsorships from a range of major global and regional brands, including Dream11, My11Circle,

Daraz, Coca-Cola, Dettol, Red Bull, Pepsi, LG, Nippon Paint, Valvoline, Dialog, AIA, and others. For the year ended December 31, 2024, sponsorship fees represented approximately 20% of IPG’s total revenue, or approximately $2.4 million.

Broadcast and Streaming Rights.    The Company earns licensing fees by granting third-party broadcasters and digital platforms the right to air or stream live cricket content. The Company’s international media rights cover television, radio, digital, pay television, betting, gaming, in-flight, mobile, and internet rights on an exclusive basis throughout the world excluding Sri Lanka, where terrestrial media rights are granted on an exclusive basis. For the year ended December 31, 2024, broadcast rights represented approximately 5% of IPG’s total revenue, or approximately $608,000.

Betting Data Rights.    The Company licenses exclusive rights to collect and distribute real-time match data for betting purposes, including delivery of live, ball-by-ball statistical feeds for LPL tournaments, subject to compliance with applicable laws including ICC guidelines and regulations and the laws of the countries in which the broadcast takes place.

Other Revenue. The Company also earns revenue from team jersey sponsorship sales, ticketing income from the sale of match tickets to spectators attending live events, franchisee box catering, ground branding and on-ground sales at match venues, and reimbursement income. For the year ended December 31, 2024, other revenue collectively represented approximately 4% of IPG’s total revenue.

The Lanka Premier League

The Lanka Premier League is a professional franchise T20 cricket league established in 2020 in Sri Lanka, bringing together top Sri Lankan cricketers and leading international stars. The LPL is intellectual property owned by Sri Lanka Cricket; IPG holds the exclusive global commercial and media rights (excluding certain Sri Lankan domestic rights reserved by SLC) under the Master Event Rights Agreement dated October 14, 2020 (the “Event Rights Agreement”). Matches are played in the Twenty20 format by five franchise teams named after Sri Lankan cities: the Colombo Strikers, Dambulla Sixers, Jaffna Kings, Galle Marvels, and Kandy Falcons. Each team features a squad of up to 100 local and 50 international players selected through an annual player auction process. As of the completion of the 2024 season, there have been five editions of the tournament.

Since its inaugural season in 2020, the LPL has demonstrated consistent growth in audience reach and sponsorship media valuation. Season 1 (2020) achieved a TV audience of approximately 155 million, a digital audience of approximately 218 million, and a sponsorship media valuation of approximately $54.5 million. Season 2 (2021) grew to a TV audience of approximately 168 million, a digital audience of approximately 228 million, and a sponsorship media valuation of approximately $82.5 million. Season 3 (2022) reached a TV audience of approximately 212 million, a digital audience of approximately 261 million, and a sponsorship media valuation of approximately $114.7 million. Season 4 (2023) expanded to a TV audience of approximately 315 million, a digital audience of approximately 282 million, and a sponsorship media valuation of approximately $149.5 million. The most recent completed season, Season 5 (2024), achieved a TV audience of approximately 380 million, a digital audience of approximately 293 million, and a total sponsorship media valuation of approximately $176.5 million, representing year-over-year growth of approximately 18%. The cumulative sponsorship media valuation across all five LPL seasons from 2020 through 2024 was approximately $510.2 million. For Season 5 (2024), the sponsorship media valuation was comprised of approximately $100.9 million attributable to TV, $37.8 million to OTT/digital platforms, $26.2 million to social media, and $11.6 million to press coverage. LPL content has been distributed through major global broadcasters including Star Sports, Sony LIV, Sony Pictures Networks, A Sports HD, Kayo, Willow Live, Fox Sports, T Sports, Ten Cricket, beIN Sports, Free Sports, SportsMax, and Sony Six, among others.

The sixth edition of the LPL was staged from December 1 to December 23, 2025, across three premier venues in Sri Lanka — Colombo, Dambulla, and Kandy — featuring 24 matches over 24 days with five competing franchises. All match venues are International Cricket stadia owned by SLC.

Under the Event Rights Agreement, IPG holds four categories of exclusive rights: (A) Team Franchise/Team Ownership Rights — the right to select, engage, and manage franchise team owners for the LPL; (B) International Media Rights and Terrestrial Media Rights — exclusive rights to license television, radio, digital, pay television, betting, gaming, in-flight, mobile, and internet broadcasting of LPL matches globally; (C) Ground Sponsorship Rights — rights to manage and sell in-venue branding, including LED boards, boundary signage, stump branding, presentation ceremonies, and related activations; and (D) AV Production Rights — the right and obligation to produce all live and highlights content for LPL matches to internationally recognized ICC standards.

The Event Rights Agreement has an initial term of five annual tournaments commencing in 2020, with automatic one-year renewals subject to the timely payment of the Event Rights Fee or provision of a bank guarantee to SLC. The Company’s rights must be secured annually through the payment of an Event Rights Fee or the furnishing of an Irrevocable Unconditional Bank Guarantee by March 15 of each year. Failure to make timely payment or furnish the required guarantee could result in termination of the Company’s rights for that year. IPG also holds a first right of refusal to extend the agreement for an additional five-year term (through 2029), subject to mutually agreed terms.

In consideration for the Event Rights, IPG pays SLC a minimum guaranteed annual Event Rights Fee. The minimum guaranteed fee for the launch year was USD 1,500,000 for a 13-match format and USD 1,925,000 for a 23-match format. The Event Rights Fee escalates at approximately 10.5% to 11% per year for years two through five. For the addition of teams beyond the initial five teams, an additional fee of USD 300,000 per team is payable. Additionally, SLC is entitled to a revenue share of 10% of ground sponsorship and international media rights revenue during the first two years of the agreement, increasing to 20% for years three through five. SLC also receives USD 20,000 per year in consideration for terrestrial media rights. The Event Rights Fee is payable net of all taxes, withholdings, and bank charges.

SLC is responsible for all costs related to the Match Control Team including per diems, catering for match officials and staff, cricket balls, venue costs, security, janitorial and marketing communications costs, certain administrative expenses, and a component of the prize money. SLC releases to the Event Rights Partner the entirety of the ticket sales revenue generated from all LPL matches during the term of the agreement. The Event Rights Partner bears all costs and responsibility for printing, marketing, and the sale of tickets, subject to SLC’s prior approval of ticket design. SLC reserves the President’s and Minister’s Boxes, a VIP Box, 100 grand stand tickets, and 50 complimentary tickets on each tier, at no cost to SLC.

Geographic Expansion

In addition to the LPL in Sri Lanka, IPG holds or has secured exclusive league management and commercial rights for several additional cricket properties in various stages of development. IPG holds exclusive 10-year rights to the Singapore T10 League, awarded by the Singapore Cricket Association, which encompasses TV and digital broadcasting rights, production rights, franchise sales rights, and league management rights for what is expected to be the first T10 cricket league featuring both men’s and women’s competitions, with six teams in the initial year expanding to eight from the third year. IPG holds exclusive 10-year rights to the Malaysian T20 League under a long-term agreement with the Malaysian Cricket Association on an exclusive basis, covering linear TV, digital, operations, marketing, and commercial rights. IPG holds exclusive 20-year rights to the Zimbabwe T20 Cricket League under an agreement with Zimbabwe Cricket, encompassing full league management, broadcasting, sponsorship, and franchise rights. IPG also holds exclusive 20-year rights to Kuwait’s T20 League, T10 League, and Legends League under an agreement with Kuwait Cricket. These expansion initiatives are in various stages of development and are expected to extend the Company’s footprint across high-growth emerging cricket markets. There can be no assurance that any of these expansion initiatives will be completed on the terms anticipated, or at all, or that they will generate the revenue or returns expected. For the year ended December 31, 2024, approximately 82% of IPG’s total revenue was generated from customers based in Sri Lanka, with the remaining 18% derived from Zimbabwe.

Technology and Live Production Capabilities

The Company operates at the intersection of cutting-edge broadcast engineering and experiential digital entertainment. Our infrastructure enables seamless content delivery across television, live streaming, and in-person activations from international cricket stadia and other venues. For purposes of ensuring that the production quality conforms to internationally recognized standards in keeping with ICC regulations as well as ensuring the brand image of SLC and of the LPL is duly maintained and built, the Company and its sub-licensees are required to meet minimum audio-visual production standards as set out in the Event Rights Agreement.

Key production capabilities include: live broadcast engineering utilizing 26 cameras per match (including 6 DOF robotic dolly Buggy Cam, Hawk-Eye DRS with minimum specifications, super slow-motion cameras (Sony HDC-4300 4K/LDX86 or similar), ultra-slow-motion cameras (NAC or similar), stump cameras with Zing LED technology, spider cam, drone, and standard Sony HDC 2500/3500/HDK97 cameras); Grass Valley Kayak HD 3.5 M/E vision mixing; EVS XT3 8/12-channel replay systems; Canon/Fujinon Super Wide lens arrays; satellite uplink and SNG distribution capabilities; and Hotspot technology for Decision Review System at the discretion of SLC. The Company is required to commit to broadcast/stream the feed live in full, covering every ball of each game, and to deliver a Clean Feed in High Definition in 16:9 aspect ratio, fully edited, completed, titled and synchronized as to dialogue, music and effects.

The Company also maintains studio and event production capabilities for the production of multiplatform content, branded formats, and digital programming, including comprehensive studio shows aired before, during, and after each day’s play. IPG’s broadcast technology platform includes Hawkeye DRS, spider cameras, drone cameras, buggy cameras, 3D HD cameras, and AR/VR graphics capabilities. IPG partners with leading cricket graphics solution providers, including aegraphics.tv and wTVision, which maintain long-standing working relationships with many of the world’s leading broadcasters, production houses, and sports governing bodies. IPG’s production crew includes experienced and world-renowned directors, skilled producers, cameramen, EVS operators, and broadcast engineers. Recent live broadcast productions (2023 – 2025) include the Bangladesh Tour of Sri Lanka, the West Indies Tour of Sri Lanka, the India Tour of Sri Lanka, LPL Seasons 4 and 5, the Legends Cricket Trophy, the Afghanistan Tour of Sri Lanka, the Zimbabwe Tour of Sri Lanka, ACC Men’s Under 19 Asia Cup, and the Ireland Tour of Zimbabwe, among others. These capabilities have also been applied to production for international cricket bilateral series across multiple continents since 2015.

Growth Strategy — Planned Verticals and Strategic Initiatives

Beyond the core IPG cricket operations, the Company is evaluating and pursuing a number of strategic initiatives to expand the Flash Sports & Media platform into adjacent verticals. These initiatives are in early stages and are subject to the negotiation and execution of definitive agreements, regulatory approvals, and the availability of sufficient capital. There can be no assurance that any of these initiatives will be consummated on the terms described below, or at all.

Recent Developments

Merger with Flash Sports and Media, Inc.

On February 17, 2026, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Flash Sports & Media, Inc., a Delaware corporation (“Flash”), and UGRO Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of the Company, pursuant to which the Company shall acquire Flash by way of a merger of the Merger Sub with and into Flash, with Flash being a wholly owned subsidiary of the Company and the surviving entity in the merger.

Under the terms of the Merger Agreement, at the closing of the merger (the “Closing”), stockholders of Flash shall receive the right to receive (i) shares of the Company’s Common Stock equal to 19.99% of the outstanding shares of the Company calculated based on the outstanding shares of the Company immediately prior to the issuance of 1,000,000 shares of Common Stock on January 23, 2026 (adjusted to 40,000 shares following the reverse stock split) as disclosed in the Current Report on Form 8-K filed January 29, 2026, to be issued to stockholders of the Company, pro rata in proportion to their respective stock ownership in the Company, and (ii) shares of the Company’s Non-Voting Convertible Preferred Stock to be issued to the stockholders of Flash, pro rata in proportion to their respective stock ownership in Flash, in an aggregate amount such that, upon effectiveness of the conversion of such shares into Common Stock, the total number of shares of Common Stock issuable to the stockholders of the Company (including the shares of Common Stock issued pursuant to clause (i) above) shall equal a number of shares determined by dividing (A) the agreed equity valuation of Flash as mutually agreed and determined by the parties pursuant to the Merger Agreement, by (B) $3.23, representing the closing price of the Company’s Common Stock on February 17, 2026 (the “Reference Price”), with such quotient representing the aggregate number of shares of the Company’s Common Stock issuable to the stockholders of Flash on a fully converted basis.

The ELOC Purchase Agreement

On February 4, 2026, we entered into an Equity Purchase Agreement (the “ELOC Purchase Agreement”) with Hudson Global Ventures, LLC (the “Investor”), pursuant to which we have the right, but not the obligation, to direct the Investor to purchase up to $25,000,000 of the ELOC Shares upon satisfaction of certain terms and conditions contained in the ELOC Purchase Agreement. On April 20, 2026, we entered into an amendment to amend the purchase amount to $54,000,000. These terms and conditions include, but are not limited to, filing a registration statement with the SEC and registering the resale of any shares sold to the Investor. The term of the ELOC Purchase Agreement began on the date of execution and ends on the earlier of (i) January 28, 2028, (ii) the date on which the Investor shall have purchased the maximum amount of ELOC Shares, (iii) the effective date of any written notice of termination delivered pursuant to the terms of the ELOC Purchase Agreement, (iv) the registration statement is no longer effective after the initial effective date of the registration statement, or (v) the date that, pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

During the Commitment Period, the Company may direct the Investor to purchase ELOC Shares by delivering a notice (a “Put Notice”) to the Investor. The Company shall, in its sole discretion, select the amount of ELOC Shares requested by the Company in each Put Notice. However, such amount must not be less than $25,000 may not exceed the lesser of (i) $2,000,000 or (ii) 200% of the average dollar trading volume of the Common Stock during the three trading days immediately before the date of the Put Notice. The purchase price to be paid by the Investor for the ELOC Shares included in a Put Notice (the “Purchase Price”) will be the lesser of (i) ninety percent (90%) of the average of the three lowest traded prices of the Company’s Common Stock during the ten trading days immediately preceding the date of the Put Notice and (ii) ninety percent (90%) of the lowest traded price of the Company’s Common stock on any trading day during the period beginning on the date of delivery of the Put Notice and continuing through the date that is three trading days immediately following the Clearing Date (as defined in the ELOC Purchase Agreement) (such period, the “Valuation Period”).

At any given time of any sale by us to the Investor, we may not sell, and the Investor may not purchase, ELOC Shares that would result in the Investor beneficially owning more than 4.99% of our issued and outstanding Common Stock upon such issuance (the “Beneficial Ownership Limitation”). Additionally, the Company must obtain stockholder approval to issue an aggregate number of shares of Common Stock to the Investor, under the ELOC Purchase Agreement, in excess of 136,845 shares of Common Stock. For purposes of the foregoing, and the Beneficial Ownership Limitation, the Commitment Shares will be aggregated with the ELOC Shares.

As consideration for the Investor’s execution and delivery of the ELOC Purchase Agreement, we agreed to issue to the Investor certain common stock purchase warrant for the purchase of 55,200 shares of the Common Stock at an exercise price of $12.50 per share, subject to adjustment. We are registering the Exercise Shares upon exercise of the Warrants under the Registration Statement.

In connection with the ELOC Purchase Agreement, the Company also entered a Warrant with the Investor on February 4, 2026. Under the Warrant, the Investor may exercise the Warrant during the period commencing on February 4, 2026 and ending on 5:00 p.m. eastern standard time on the date that is five (5) years after February 4, 2026.

In connection with the ELOC Purchase Agreement, the Company also entered a registration rights agreement with the Investor on February 4, 2026 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is obligated to file with the SEC a registration statement for the resale by the Investor of a specified number of shares of the Company’s Common Stock issuable according to the ELOC Purchase Agreement. The Company agreed to file such registration statement within forty-five (45) days of the execution of the ELOC Purchase Agreement, and to file one or more additional registration statements if necessary. The Registration Statement is being filed in order to satisfy our obligations under the ELOC Purchase Agreement related to registering for resale the ELOC Shares and the Commitment Shares.

In connection with the ELOC Purchase Agreement, the Company has reserved 200,000 shares of Common Stock with the Transfer Agent for issuance in connection with a Put Notice and/or an Exercise Notice. Such Reserve Shares do not represent issued or outstanding shares and are not being registered for resale pursuant to this registration statement.

The ELOC Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, the Investor represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). We have sold and will sell the shares of Common Stock under the ELOC Purchase Agreement in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The ELOC Purchase Agreement and Warrant were executed prior to the Company’s 1-for-25 reverse stock split effected on February 9, 2026. All share numbers and per-share prices in this Registration Statement have been adjusted to reflect the reverse stock split. Under the terms of the Warrant, the exercise price and number of shares issuable upon exercise automatically adjusted upon the reverse stock split.

Gemini Loan Agreement Amendment and Default

On December 13, 2023, our wholly-owned subsidiary UG Construction, Inc. d/b/a Emerald Construction Management, Inc. (“UG Construction”) entered into (i) an interest only asset based revolving loan agreement (the “Gemini Loan Agreement”) with Gemini Finance Corp. (“Gemini”) pursuant to which Gemini extended to UG Construction a secured line of credit in an amount not to exceed $10,000,000, to be used to assist UG Construction and us with cash management, and (ii) a Secured Promissory Note — Revolving issued by UG Construction to Gemini (the “Gemini Promissory Note”). Pursuant to the Promissory Note, each draw was due and payable on or before 180 days after such draw is funded to UG Construction, subject to a mandatory pre-payment upon UG Construction’s receipt of payment for any invoice previously submitted and approved for financing by Gemini.

On March 18, 2025, UG Construction entered into an amendment to the Gemini Loan Agreement and Gemini Promissory Note and waiver with Gemini (the “Amendment”). Pursuant to the Amendment, Gemini waived any potential or perceived events of default arising under certain circumstances, which events did not constitute specified events of default under the Gemini Promissory Note or the Gemini Loan Agreement.

Pursuant to the Amendment, the Gemini Promissory Note was amended to provide that (i) the term during which Gemini may consider advances under the Gemini Loan Agreement has been extended to January 1, 2026, and (ii) the interest applied on the outstanding principal amount of the Gemini Promissory Note will accrue interest at an annual rate of 12%, and all accrued and unpaid interest shall be paid to Gemini on the first business day of each month for the prior month. The Amendment also amended the Gemini Loan Agreement to require monthly reporting of certain accounts receivable and to include a covenant that such accounts receivable equal or exceed 125% of the sum of the total amount drawn down under the Gemini Promissory Note, plus outstanding interest, as of the applicable measurement date. In connection with the execution of the Amendment, we issued to Gemini, as an amendment fee, 150,000 shares of our common stock.

On July 31, 2025, Gemini issued a notice of default to UG Construction claiming that UG Construction was in default under the line of credit due to a failure to submit receivables calculations and failing to maintain sufficient eligible accounts and to forward accounts receivable. The notice indicated that the remaining outstanding amount due under the line of credit of approximately $1.76 million was immediately due and payable with default of 1% per week accruing from the June 16, 2025 date of default claimed by Gemini, and that Gemini intended to pursue legal action if full payment was not received by August 8, 2025.

On August 21, 2025, we received a notification from Gemini stating that Gemini would proceed with a foreclosure and private sale of substantially all of the assets of UG Construction in an Article 9 sale process, pursuant to Section 9601 et seq. of the California Commercial Code (the “Asset Sale”). The Asset Sale occurred on September 4, 2025, at which Gemini acquired the assets constituting the collateral under the line of credit for $450,000.

On August 29, 2025, Gemini commenced a lawsuit captioned Gemini Finance Corp. v. UG Construction, Inc. et al., case number 25CV2259 W SBC, in the U.S. District Court for the Southern District of California, which lawsuit (the “Lawsuit”) included us and certain of our officers as defendants and pursuant to which Gemini claimed it was owed $1,486,189 (the “Claim Amount”).

On September 26, 2025, we entered into a Settlement and Mutual General Release (the “Gemini Settlement Agreement”) with Gemini. Pursuant to the terms of the Gemini Settlement Agreement, among other things, we agreed to file a joint motion requesting an expedited fairness hearing under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), which motion was filed on September 30, 2025. Following such fairness hearing, and subject to the satisfaction of all applicable conditions and requirements of Section 3(a)(10) of the Securities Act, we agreed to issue to Gemini shares of our common stock that, upon sale by Gemini, would result in net proceeds to Gemini equal to the Claim Amount, provided that Gemini shall at no time be issued shares if it would beneficially own more than 4.99% of our common stock, and the aggregate number of shares issued to Gemini may not exceed 19.99% of our outstanding common stock as of immediately prior to the signing of the Gemini Settlement Agreement to the extent required by Nasdaq Listing Rule 5635. Additionally, Gemini agreed to use its best efforts to not sell common stock exceeding 10% of our daily volume on any given trading day. Upon the issuance of the last tranche of shares under the Gemini Settlement Agreement, Gemini will dismiss the Lawsuit with prejudice. The Gemini Settlement Agreement also included a customary mutual release of claims by the parties. The fairness hearing occurred on October 14, 2025.

Subsequent to December 31, 2025, the Company commenced issuing shares of common stock to Gemini Finance Corp. pursuant to the Gemini Settlement Agreement and the Section 3(a)(10) fairness hearing approved on October 14, 2025. Per the Company’s transfer agent records, Gemini held 6,000 shares (post-split) as of February 18, 2026, representing the 150,000 shares previously issued as an amendment fee adjusted for the 1-for-25 reverse stock split. Subsequent to the reverse stock split, the Company issued additional shares to Gemini pursuant to the settlement: 36,000 shares were issued on or about March 11, 2026, and an additional 36,000 shares were issued on or about March 24, 2026, with shares being surrendered and reissued in connection with Gemini’s sales of common stock on the open market. As of March 27, 2026, Gemini held 42,000 shares (post-split) on the Company’s transfer agent register, including both the original amendment fee shares and shares issued under the Section 3(a)(10) settlement. All issuances remain subject to the 4.99% beneficial ownership limitation and the 19.99% aggregate issuance cap set forth in the Gemini Settlement Agreement. As of March 27, 2026, total shares of common stock outstanding on the Company’s transfer agent register were approximately 1,128,140 (post-split).

As of the date of this prospectus, the Claim Amount has been paid in full and the outstanding balance owed to Gemini has been reduced to zero. The parties are in the process of dismissing the Lawsuit.

Agile Term Loan

On June 26, 2025, we and certain of our subsidiaries entered into a business loan and security agreement (the “Agile Loan Agreement”) with Agile Capital Funding, LLC and Agile Lending LLC (together, “Agile”).

Pursuant to the Agile Loan Agreement, Agile extended to us a term loan of $1,050,000.00 (the “Term Loan”) to be used to fund our general business requirements. The Agile Loan Agreement is for a term of twenty-eight weeks from its effective date and includes an administrative agent fee of $50,000.00 to be remitted to Agile, which was added to the amount of the loan. We could make a full prepayment or partial prepayment of the Term Loan, however, upon the prepayment of any principal amount, we would be obligated to pay a premium payment of principal, which would be equal to the aggregate and actual amount of interest that would be paid through the maturity date. The Agile Loan Agreement contains standard events of default and representations and warranties by us and Agile including a mandatory prepayment, and an additional five (5%) percent interest rate following the occurrence of an event of default. The term loan is evidenced by a secured promissory note issued by us to Agile. Pursuant to the Agile Loan Agreement, upon an event of default, Agile will receive a security interest in certain of our assets, subject to certain exceptions.

As of December 31, 2025, the Company had ceased making the required weekly payments of $54,000. The last payment was made on or about September 9, 2025. The outstanding principal balance was $675,000 at December 31, 2025. On February 19, 2026, the Company entered into a Forbearance Agreement with Agile, establishing total outstanding indebtedness of $1,380,524 (inclusive of accrued interest, default interest at 5%, and prepayment premiums). In satisfaction of this balance, the Company issued 331,640 shares of common stock (post-split) to Hudson Global Ventures, LLC through a series of exchanges between February 27 and March 25, 2026. The Agile indebtedness was fully satisfied as of March 25, 2026.

Grow Hill Default

On October 1, 2024, we entered into an asset-based term Loan Agreement with Grow Hill, LLC (“Grow Hill”) pursuant to which Grow Hill extended to us a secured loan of $2,100,000 with an origination fee of $100,000, which was added to the amount of the loan. The loan is evidenced by a Secured Promissory Note issued by us to Grow Hill. Grow Hill received a security interest in certain of our assets pursuant to a security agreement between us and Grow Hill (the “Security Agreement”), which does not include any assets of our subsidiaries.

On October 14, 2025, we received service of process for a lawsuit filed by Grow Hill against us in the District Court for the City and County of Denver, Colorado (Case No. 2025CV33546) alleging breach of contract and fraud. Pursuant the complaint, Grow Hill stated that we were in default under the Secured Promissory Note due to a failure to timely make payments, and elected to accelerate all amounts due under the Secured Promissory Note, including a default fee equal to 1% of the outstanding principal amount. We are currently investigating available options to resolve the complaint and intends to vigorously defend the allegation of fraud.

As of December 31, 2025, the Company was in default under the Grow Hill Secured Promissory Note. Monthly payments of $87,500 plus interest ceased after the April 2025 payment. The outstanding balance was approximately $1,487,500 at December 31, 2025. Subsequent to year-end, the Company is in discussions for the Grow Hill debt to be acquired by a third party.

The Grow Hill loan agreement contained a covenant requiring the Company to maintain a Receivable Ratio of at least 2.00:1.00, calculated monthly. The Company failed to maintain the required ratio, which constituted an event of default.

On April 20, 2026, the Company entered into certain assignment, forbearance and exchange agreements with Hudson Global Ventures, LLC relating to the Grow Hill indebtedness, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2026.

J Brrothers Settlement

On August 8, 2025, we entered into a Settlement and Release Agreement (the “Settlement Agreement”) with J Brrothers LLC (“J Brrothers”) and Herb-a-More LLC relating to a dispute arising from amounts due for certain heating, ventilation and air conditioning equipment. Pursuant to the terms of the Settlement Agreement, among other things, we issued a promissory note to J Brrothers with an original principal amount of $395,556 and issued 150,000 unregistered shares of our common stock to J Brrothers. The note accrues simple interest at an annual rate of 12% and has a maturity date of March 18, 2026. The note must be repaid in monthly installments over a period of eight months, with the first seven payments being $50,000 per month and the final monthly payment being $64,047. Any remaining principal and accrued but unpaid interest will become due and payable on the maturity date, and the note may be prepaid without penalty. The note includes customary representations and warranties, customary events of default and a 17% default interest rate.

As of the date of this prospectus, no payments have been made under the note; however, the note is not currently in default, and the parties continue to work toward a resolution.

2WR of Georgia Sale

On August 27, 2025, certain of our subsidiaries entered into a Stock and Asset Purchase Agreement (the “2WR Purchase Agreement”) with 2WR Holdco, LLC (the “Buyer”). Pursuant to the 2WR Purchase Agreement, the Buyer acquired all of the outstanding shares of stock of 2WR of Georgia, Inc. and certain assets of our other subsidiaries relating to those entities’ business of providing commercial, industrial and municipal architectural and construction administration services for projects not involving CEA. The purchase price paid by the Buyer consisted of $2.0 million in cash, offset by a previous deposit of $500,000 and by any assumed indebtedness.

Nasdaq Deficiencies

On August 20, 2024, we received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because we had not yet filed our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, we were no longer in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Timely Filing Requirement”). On November 21, 2024, we received a notice from Nasdaq stating that because we had not yet filed our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024. We continued to not be in compliance with the Timely Filing Requirement. On February 18, 2025, we filed each of our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024 and September 30, 2024 and an amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and on February 19, 2025 we filed an amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which amendments included restated financial statements for the periods covered therein. As a result of these filings, on February 24, 2025, the Listing Qualifications Department of Nasdaq notified us that we had regained compliance with the Timely Filing Requirement.

On February 24, 2025, we received a deficiency letter from Nasdaq notifying us that (i) for the last 30 consecutive business days, the bid price for our common stock had closed at a price of below $1.00 per share, which is the minimum closing price required to maintain continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), and (ii) because our stockholder’s equity was below $2.5 million as reported on our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, we no longer met the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Rule 5550(b)(1), requiring a minimum stockholders’ equity of $2.5 million (the “Stockholders’ Equity Requirement”).

On April 16, 2025, we received a notice from Nasdaq stating that because we had not yet filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”), we were no longer in compliance the Timely Filing Requirement. On May 21, 2025, we received a notice from Nasdaq stating that because we had not yet filed our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 or our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, we continued to be out of compliance with the Timely Filing Requirement.

On August 18, 2025, we received a determination letter from Nasdaq stating that Nasdaq had determined that we did not file the Form 10-K and the Form 10-Q by August 15, 2025, the date required for the delinquent filings by an exception previously received from Nasdaq staff. The letter stated that, as a result, unless we timely requested an appeal, the trading of our common stock would be suspended at the opening of business on August 27, 2025 and a Form 25-NSE will be filed with the SEC, which would remove our common stock securities from listing and registration on Nasdaq. The letter also stated that we were not in compliance the Bid Price Rule and the Stockholders’ Equity Requirement. We timely requested an appeal to a Nasdaq Hearings Panel (the “Panel”).

On October 14, 2025, we attended a hearing before the Panel in connection with the determination letter. On October 30, 2025, we received a notice from Nasdaq notifying us that the Panel had determined to grant our request to continue our listing on The Nasdaq Capital Market, conditioned on us regaining compliance with the Timely Filing Requirement and the Stockholders’ Equity Requirement on or before December 31, 2025 and regaining compliance with the Bid Price Rule on or before January 28, 2026. During the exception period, we are required to provide prompt notification to the Panel of any significant event that may affect our compliance with Nasdaq requirements. Any documentation evidencing our compliance will be subject to review by the Panel, which may, in its discretion, request additional information before determining whether we have regained compliance.

On November 18, 2025, we received a determination letter from Nasdaq stating that because we did not timely file our Quarterly Report on Form 10-Q for the period ended September 30, 2025, the resulting filing delinquency would be an additional basis for delisting our securities pursuant to the Timely Filing Requirement. The letter notified us that the Panel would consider the matter in their decision regarding our continued listing on the Nasdaq Capital Market, and requested that we present our views with respect to the additional deficiency in writing by November 25, 2025. We made a submission to the Panel by the requested date.

On January 6, 2026, the Company received a determination letter (the “January 6, 2026 Determination”) from Nasdaq stating that because the Company did not hold an annual meeting of stockholders within twelve months from the Company’s prior fiscal year end as required by Nasdaq Listing Rule 5620(a), the resulting non-compliance would be an additional basis for delisting the Company’s securities. The January 6, 2026 Determination notified the Company that the Panel would consider the matter in their decision regarding the Company’s continued listing on the Nasdaq Capital Market, and requested that the Company present its views with respect to the additional deficiency in writing by January 9, 2026. The Company made a submission to the Panel by the requested date and requested an additional extension to comply with the Bid Price Rule, the Stockholders’ Equity Requirement, and the Timely Filing Requirement.

On January 13, 2026, the Panel notified us that it had granted a further extension to regain compliance with the Stockholders’ Equity Requirement, the Annual Meeting Requirement, and the Timely Filing Requirement on or before February 17, 2026 and with the Bid Price Rule on or before February 24, 2026. On January 30, 2026, we held our 2025 Annual Meeting. On February 9, 2026, we effected a 1-for-25 reverse stock split. On February 17, 2026, we completed the Merger and filed all delinquent reports. On March 4, 2026, Nasdaq confirmed we had regained compliance and placed us on a one-year Discretionary Panel Monitor under Listing Rule 5815(d)(4)(A). Although we regained compliance, there can be no assurance that we will maintain compliance with applicable Nasdaq Listing Rules. If we fail to meet the conditions set forth in our compliance plan or if Nasdaq delists our securities from trading for any other reason, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        a limited amount of news and analyst coverage for our company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Corporate Information

The mailing address of our principal executive office is 1140 Avenue of the Americas, Suite 1140, New York, New York 10036, and the office’s telephone number is (720) 390-3880. Our website is located at https://flashsportsandmedia.com/. Information found on, or accessible through, our website is not a part of, and is not incorporated into this prospectus and any prospectus supplement and you should not consider it part of the prospectus or part of any prospectus supplement.

THE OFFERING

Common stock offered by the Selling Stockholders

Up to 62,670,547 shares of Common Stock, consisting of (i) (a) up to 131,027 shares of Common Stock, (b) up to 51,789,000 shares of Common Stock issued upon conversion of 51,789 shares of convertible preferred stock and (c) up to 2,720,000 shares of Common Stock issuable upon conversion of 2,720 shares of convertible preferred stock; (ii) 30,520 shares of Common Stock; (iii) up to 8,000,000 shares of Common Stock issuable upon exercise of the March Warrant, First April Warrant and Second April Warrant and upon conversion of the March Note and April Note.

Use of proceeds	We will not receive any proceeds from any sale of the Shares by the Selling Stockholders. See the section titled “Use of Proceeds.”
Risk factors

See “Risk Factors” on page 13 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	FLZH

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”), and in other documents which are incorporated by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have a limited operating history under the Flash Sports & Media platform and may not be able to successfully execute our business plan.

The Company completed the Merger with Flash on February 17, 2026. Flash was incorporated on August 7, 2023 and had not generated any revenue prior to the Merger. While IPG, which is now a wholly owned subsidiary of Flash and therefore of the Company, has generated revenue from cricket-related operations since 2020, the combined entity has a limited operating history as a publicly traded sports and media company. There can be no assurance that we will be able to successfully integrate the operations of Flash, IPG, and the Company, or that we will achieve profitability. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development in rapidly evolving markets.

We are substantially dependent on a single contractual relationship with Sri Lanka Cricket for a significant majority of our revenue.

Substantially all of IPG’s revenue is derived from the commercialization of rights granted under the Master Event Rights Agreement with SLC for the Lanka Premier League. The loss, non-renewal, or material modification of this agreement would have a material adverse effect on our business, financial condition, and results of operations. The Event Rights Agreement requires annual payment of an Event Rights Fee or provision of a bank guarantee by March 15 of each year; failure to make timely payment could result in termination of the Company’s rights for that year. Although the agreement provides for automatic one-year renewals, IPG’s rights must be secured annually, and there can be no assurance that the agreement will be renewed on favorable terms, or at all.

We have a going concern qualification and a history of net losses and accumulated deficits.

Both IPG and Flash have received going concern qualifications from their respective auditors. As of December 31, 2024, IPG had an accumulated deficit of approximately $4.6 million and a working capital deficit of approximately $1.9 million. Flash had an accumulated deficit of $500,000 as of December 31, 2024 and had never generated revenue. The Company (legacy urban-gro) had an accumulated deficit of approximately $120.6 million and a stockholders’ deficit of approximately $40.9 million as of December 31, 2025. There can be no assurance that the combined entity will achieve or sustain profitability.

Our revenue is concentrated among a limited number of customers and geographies.

For the year ended December 31, 2024, approximately 82% of IPG’s total revenue was generated from customers based in Sri Lanka, with the remaining 18% derived from Zimbabwe. In 2023, sales to four customers individually exceeded 10% of IPG’s total revenue, collectively representing approximately 53% of total revenue. The loss of any significant customer or a significant reduction in business from Sri Lanka or Zimbabwe could have a material adverse effect on our financial performance. The Company continues to focus on efforts to diversify its customer base to mitigate such risks.

Our business is dependent on the continued popularity and growth of cricket, particularly T20 cricket, in our target markets.

Our revenue is substantially derived from the commercialization of T20 cricket league rights. Any decline in the popularity of cricket or T20 cricket in Sri Lanka, or in international markets where we distribute media content, could reduce demand for media rights, sponsorships, franchise ownership, and ticketing, which would materially and adversely affect our business, financial condition, and results of operations.

We are subject to risks associated with international operations.

The Company conducts operations in the United Arab Emirates, Sri Lanka, Zimbabwe, and other international markets, and is subject to risks inherent in international operations, including political and economic instability, currency fluctuation risk, regulatory uncertainty, foreign tax regimes (including the recently enacted UAE Corporate Tax), sanctions and trade restrictions, cultural and legal differences, and challenges in enforcing contractual rights across jurisdictions. Any of these factors could materially and adversely affect our operations and financial results.

We depend on key personnel, including the founder and chairman of IPG.

The Company’s success depends in significant part on the continued services and leadership of key individuals, including Anil Mohan Sankhdhar, the founder and chairman of IPG, who has been instrumental in building the Company’s relationships with SLC, franchise owners, sponsors, and broadcast partners, and Bradley Nattrass, the Company’s Chairman and Chief Executive Officer. The loss of any of these individuals’ services could have a material adverse effect on our business and operations. We do not currently maintain key-person life insurance on any of our executives.

Force majeure events, including pandemics, natural disasters, terrorism, and political unrest, could disrupt our tournament operations.

The LPL and our other cricket events are live, in-person sporting events that are subject to disruption or cancellation due to force majeure events. Under the Event Rights Agreement, the full Event Rights Fee remains payable by the Event Rights Partner to SLC even if the whole or any part of the Tournament is curtailed, cancelled, or abandoned due to any Force Majeure event, after the date of commencement of the Tournament. Force Majeure events include, but are not limited to, acts of God, war, riot, strike, civil commotion, terrorism, pandemics, epidemics, fire, earthquake, storm, flood, tsunami, explosion, and acts of Government. Any such disruption could materially and adversely affect our revenue, reputation, and operations.

Our expansion into new markets and new business verticals involves significant risks and uncertainties.

We have announced expansion plans for T20 cricket league operations in Malaysia, Zimbabwe, Bangladesh, and the United Arab Emirates. We are also pursuing potential strategic combinations and partnerships in the esports and entertainment sectors, including a potential combination with Infinity Esports & Gaming, a Latin American esports organization that operates gaming centers across multiple countries and holds branded intellectual properties, and the potential development of Dune Bridge Capital, an investment and strategic capital deployment vertical focused on film, television, sports, and digital media. Each of these initiatives involves significant execution risk, including the need to negotiate and execute definitive agreements, secure regulatory approvals, recruit qualified local personnel, obtain adequate financing, and build local infrastructure. As of the date of this Report, no definitive agreements have been entered into with respect to the esports or entertainment verticals. There can be no assurance that any of these expansion or diversification initiatives will be completed on the terms anticipated, or at all, or that they will generate the revenue or returns expected.

We face significant competition in the sports media and entertainment industry.

The sports media and entertainment industry is highly competitive. We compete for viewership, sponsorship dollars, franchise investment, media rights fees, and talent with larger, better-capitalized companies and established cricket leagues, including the IPL, BBL, CPL, PSL, and SA20. Many of our competitors have significantly greater financial, technical, marketing, and other resources than we do. There can be no assurance that we will be able to compete effectively.

Risks Related to the Merger and Integration

The Merger may not achieve its intended benefits, and integration of the combined businesses involves significant risks.

The success of the Merger depends on, among other things, our ability to successfully integrate the operations, technologies, and personnel of Flash, IPG, and the legacy urban-gro business, achieve anticipated revenue growth, realize cost synergies, and retain key customers, partners, and employees. Integration may be more difficult, time-consuming, or costly than expected, and there can be no assurance that we will realize the expected benefits of the Merger.

Following the Merger, former Flash stockholders are expected to own approximately 90% of the combined company, resulting in significant dilution to existing stockholders.

Under the terms of the Merger Agreement, Flash stockholders received shares of UGRO common stock equal to 19.99% of the outstanding shares immediately prior to certain prior issuances, as well as shares of newly created non-voting convertible preferred stock that, upon stockholder approval of the conversion, would result in former Flash stockholders owning approximately 90% of the combined company on a fully-converted basis. This represents substantial dilution to the Company’s existing stockholders.

The Company changed its independent auditor in connection with the Merger, which may increase the risk of accounting errors or restatements.

On February 27, 2026, the Company dismissed Sadler, Gibb & Associates, LLC as its independent registered public accounting firm. On March 3, 2026, the Company appointed Suri & Co., Chartered Accountants of Chennai, India to audit the Company’s financial statements for the year ended December 31, 2025. The transition to a new auditor during a period of significant business transformation increases the risk of accounting errors, delays in financial reporting, or the need for restatements.

We have a history of non-compliance with Nasdaq listing standards and may be unable to maintain our Nasdaq listing.

The Company has experienced multiple instances of non-compliance with Nasdaq listing standards, including the minimum bid price requirement, timely filing of periodic reports, minimum stockholders’ equity requirement, and annual meeting requirement. While the Company regained compliance with these requirements as of March 2026, Nasdaq has placed the Company on a one-year Discretionary Panel Monitor under Listing Rule 5815(d)(4)(A). Any future non-compliance could result in delisting, which would materially and adversely affect the liquidity and trading price of our common stock.

We have limited liquidity and may require additional financing to fund our operations.

As of December 31, 2025, the Company had cash of approximately $10,000 and negative working capital of approximately $41.1 million. Our ability to continue operations is dependent on our ability to generate sufficient revenue and/or obtain financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition, and operating results.

We have significant outstanding liabilities and legal proceedings that could adversely affect our financial condition.

The Company has significant accounts payable, contract liabilities, notes payable, and accrued expenses. Additionally, the Company is subject to various legal proceedings, including lawsuits by creditors, equipment suppliers, and former contractors. Adverse outcomes in any of these proceedings could materially affect our financial position and results of operations.

Risks Related to Regulatory and Legal Matters

We are subject to anti-corruption, anti-bribery, and sports integrity laws and regulations.

The Company and its subsidiaries, sub-licensees, franchise holders, and team owners are required to comply with anti-corruption and anti-bribery laws in all jurisdictions in which we operate, as well as ICC anti-corruption codes. Any violation of these laws or codes could result in criminal penalties, fines, suspension, or termination of our Event Rights, any of which could have a material adverse effect on our business.

Changes in tax laws or regulations, including the recently enacted UAE Corporate Tax, could increase our tax burden.

IPG is subject to the UAE Corporate Tax Law effective January 1, 2024, which imposes a 9% tax on taxable income exceeding the exemption threshold. Changes in applicable tax laws or their interpretation, or the enactment of new taxes in jurisdictions where we operate, could increase our effective tax rate and adversely affect our financial results.

The Event Rights Agreement is governed by Sri Lankan law and disputes are subject to international arbitration, which may be costly and time-consuming.

The Event Rights Agreement is governed by the laws of Sri Lanka, and disputes are subject to arbitration in Colombo under the Rules of the International Chamber of Commerce. The number of arbitrators shall be three, and each party shall be entitled to select one arbitrator each, with the third selected jointly to act as Chairman of the Arbitral Tribunal. Enforcing contractual rights through international arbitration may be more costly, time-consuming, and uncertain than litigation in U.S. courts, and arbitral awards may be difficult to enforce in other jurisdictions.

We had negative cash flow from operations for the fiscal years ended December 31, 2025 and December 31, 2024.

We had negative cash flow from operations of $2.1 million and $3.0 million for the years ended December 31, 2025 and 2024, respectively. To the extent that we have negative cash flow from operations in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. We may not be able to generate positive cash flow from our operations and additional capital or other types of financing may not be available when needed or on terms favorable to us.

We may continue to incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

While we are focused significantly on controlling our operating expenses by managing variable expenses, employee count, and marketing activities in order to become cash flow positive, these measures may adversely affect our future operating results if we are unable to support the business effectively. In turn, this would have a negative impact on our financial condition and potentially our share price.

We may not become profitable or generate sufficient profits from operations in the future. If our revenues do not continue to grow or our gross profits deteriorate substantially, we are likely to continue to experience losses in future periods. Collectively, this may impact our ability to implement our business strategy and adversely affect our financial condition. This potentially would have a negative impact on our share price.

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against the Company relating to intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

We may not be able to successfully identify, consummate or integrate acquisitions or to successfully manage the impacts of such transactions on our operations.

Part of our business strategy includes pursuing synergistic acquisitions. We have expanded, and plan to continue to expand, our business by making strategic acquisitions and regularly seeking suitable acquisition targets to enhance our growth. Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations; and (vi) the loss or reduction of control over certain of our assets.

The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms or financing satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing or at all. The benefits from any acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions to which we would not otherwise be exposed. An inability to realize any or all of the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business, results of operations and financial condition.

Our failure to meet the continued listing requirements of Nasdaq could result in the delisting of our Common Stock.

Although we regained compliance with Nasdaq’s continued listing requirements in March 2026, we are currently subject to a one-year Discretionary Panel Monitor. If we fail to maintain compliance during the monitoring period, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase our common stock when they wish to do so, as well as adversely affect our ability to issue additional securities and obtain additional financing in the future.

There can be no assurance that we will be able to regain compliance with the Bid Price Rule, the Timely Filing Requirement, or the Stockholders’ Equity Requirement, or will otherwise be in compliance with other applicable Nasdaq Listing Rules. If we fail to meet the conditions set forth in our compliance plan or if Nasdaq delists our securities from trading for any other reason, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        a limited amount of news and analyst coverage for our company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Our stock price could be extremely volatile. As a result, shareholders may not be able to re-sell their shares at or above the price they paid for them.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Volatility in the market price of our common stock, as well as general economic, market or political conditions, may prevent shareholders from being able to sell their shares at or above the price they paid for their shares and may otherwise negatively affect the liquidity of our common stock. Shareholders may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and shareholders could lose part or all of their investment. The price of our common stock has been, and could continue to be, subject to wide fluctuations in response to a number of factors, including those described elsewhere in this Report and others such as:

•        our ability to generate sufficient revenues to achieve profitability and positive cash flow;

•        competition in our industry and our ability to compete effectively;

•        our ability to attract, recruit, retain and develop key personnel and qualified employees;

•        reliance on significant clients and third-party suppliers;

•        our ability to successfully identify and complete acquisitions and effectively integrate those acquisitions into our operations;

•        our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;

•        changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;

•        developments in our business or operations or our industry sectors generally;

•        any future offerings by us of our common stock;

•        any coordinated trading activities or large derivative positions in our common stock, for example, a “short squeeze” (a short squeeze occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in a surge in stock prices, i.e., demand is greater than supply for the stock sold short);

•        legislative or regulatory changes affecting our industry generally or our business and operations specifically;

•        the operating and stock price performance of companies that investors consider to be comparable to us;

•        announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;

•        actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;

•        proposed or final regulatory changes or developments;

•        anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and

•        the other factors described under Risk Factors in Part I, Item 1A of this Report.

In response to any one or more of these events, the market price of shares of our common stock could decrease significantly. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Shareholders may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our certificate of incorporation authorizes us to issue shares of our common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our Board in its sole discretion. We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing shareholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our common stock, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our common stock, if any, will be our shareholders only source of gain on an investment in our common stock, and shareholders may have to sell some or all of their common stock to generate cash flow from their investment.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.

We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. If no additional securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If one or more of our covering analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies, as described above. We currently intend to take advantage of each of these exemptions. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

Provisions of our certificate of incorporation and bylaws may delay or prevent a take-over that may not be in the best interests of our shareholders.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our certificate of incorporation authorizes the issuance of up to 3,000,000 shares of preferred stock with such rights and preferences determined from time to time by our Board. None of our preferred shares are currently issued or outstanding. Our Board may, without shareholder approval, issue preferred shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified Board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations involves significant legal and financial compliance costs, may make some activities more difficult, time-consuming or costly and may increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

As a result of disclosure of information in this Report and in filings required of a public company, our business and financial condition are highly visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are subject to ongoing regulatory burdens resulting from our public listing.

We continually work with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on Nasdaq. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, these and other measures that we might take may not be sufficient to allow us to satisfy our obligations as a public company listed on Nasdaq on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on Nasdaq creates additional costs for us and requires the time and attention of management. The additional costs that we incur, the timing of such costs and the impact that management’s attention to these matters may adversely affect our business and operating results.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential shareholders could lose confidence in our financial statements, which would harm the trading price of our common shares.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

We are highly dependent on our management team, and the loss of our executive officers or other key employees could harm our ability to implement our strategies, impair our relationships with clients and adversely affect our business, results of operations and growth prospects.

Our success depends, in large degree, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. Our senior executive leadership team has significant experience, and their knowledge and relationships would be difficult to replace. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the horticulture industry is intense, which means the cost of hiring, paying incentives and retaining skilled personnel may continue to increase.

We need to continue to attract and retain key personnel and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, as a provider of custom-tailored horticulture solutions, we must attract and retain qualified personnel to continue to grow our business, and competition for such personnel can be intense. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by cash flow and other operational restraints. The loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition or results of operations. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

Our insurance may not adequately cover our operating risk.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, such insurance may not be adequate to cover our liabilities or may not be generally available in the future or, if available, premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

We may be exposed to currency fluctuations.

Although our revenues and expenses are expected to be predominantly denominated in United States dollars, we may be exposed to currency exchange fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Fluctuations in the exchange rate between the U.S. dollar, the Canadian dollar, the Euro, and the currency of other regions in which we may operate may have a material adverse effect on our business, financial condition and operating results. We may, in the future, establish a program to hedge a portion of our foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if we develop a hedging program, there can be no assurance that it will effectively mitigate currency risks.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. generally accepted accounting principles (“U.S. GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our business and the value of our common stock.

Our reputation is a valuable component of our business. Threats to our reputation can come from many sources, including adverse sentiment about our industry generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our clients. Negative publicity regarding our business, employees, or clients, with or without merit, may result in the loss of clients, investors and employees, costly litigation, a decline in revenues and increased governmental regulation. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results and the value of our common stock may be materially adversely affected.

USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of these securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

All of the Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any proceeds from any such sales.

The Selling Stockholders will pay any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, filing and printing fees, listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF THE TRANSACTIONS

Merger with Flash Sports and Media, Inc.

On February 17, 2026, urban-gro, Inc., a Delaware corporation entered into a Agreement and Plan of Merger (the “Merger Agreement”) with Flash Sports & Media, Inc., a Delaware corporation and UGRO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, pursuant to which the Company shall acquire Flash by way of a merger of the Merger Sub with and into Flash, with Flash being a wholly owned subsidiary of the Company and the surviving entity in the Merger.

Under the terms of the Merger Agreement, at the closing of the merger (the “Closing”), stockholders of Flash shall receive the right to receive (i) shares of UGRO Common Stock equal to 19.99% of the outstanding shares of UGRO calculated based on the outstanding shares of UGRO immediately prior to the issuance of 1,000,000 shares of Common Stock on January 23, 2026 (adjusted to 40,000 shares following the reverse stock split) as disclosed in the Current Report on Form 8-K filed January 29, 2026, to be issued to stockholders of the Company, pro rata in proportion to their respective stock ownership in the Company, and (ii) shares of UGRO Non-Voting Convertible Preferred Stock to be issued to the stockholders of Flash, pro rata in proportion to their respective stock ownership in Flash, in an aggregate amount such that, upon effectiveness of the conversion of such shares into Common Stock of UGRO, the total number of shares of UGRO Common Stock issuable to the stockholders of the Company (including the shares of UGRO Common Stock issued pursuant to clause (i) above) shall equal a number of shares determined by dividing (A) the agreed equity valuation of Flash as mutually agreed and determined by the parties pursuant to the Merger Agreement, by (B) $3.23, representing the closing price of UGRO Common Stock on February 17, 2026 (the “Reference Price”), with such quotient representing the aggregate number of shares of UGRO Common Stock issuable to the stockholders of Flash on a fully converted basis.

Consulting Agreement

On November 20, 2025, the Company entered into a consulting agreement (the “Consulting Agreement”) with Hudson Global Ventures, LLC (the “Consultant”), pursuant to which the Consultant agreed to provide the Company with business advisory services, guidance on growth strategies, and networking on a non-exclusive basis for a term of three (3) months from the effective date. In consideration for the Consultant’s services, the Company issued 763,018 shares of Common Stock to the Consultant, which shares were fully earned as of the effective date of the Consulting Agreement. The Consulting Agreement further provides that if (i) the merger transaction between the Company and Flash Sports & Media, Inc. is consummated and (ii) the closing price of the Common Stock on the date that is six (6) months from the date of the Consulting Agreement is lower than $0.70, the Company shall pay to the Consultant the “Cash Amount,” which is defined as $500,000 minus the “Share Value” (calculated as such closing price multiplied by the number of shares issued under the Consulting Agreement). In addition, if the Common Stock becomes a “penny stock” as defined in SEC Rule 240.3a51-1, the remaining shares held by the Consultant shall be automatically canceled and extinguished, and the Company shall pay to the Consultant a redemption amount in cash equal to the number of remaining shares multiplied by the closing price of the Common Stock on the date of the Consulting Agreement. After giving effect to the 1-for-25 reverse stock split, 763,018 shares of common stock are equivalent to 30,520 shares of common stock.

March 2026 AHP Transaction

On March 23, 2026, the Company entered into a Securities Purchase Agreement (the “March Purchase Agreement”) with AHP, pursuant to which the Company issued to AHP a Convertible Promissory Note (the “March Note”) and a Common Stock Purchase Warrant (the “March Warrant”).

The March Note has a total principal amount of up to $1,395,000, with a corresponding purchase price of up to $1,260,000, resulting in an original issue discount of up to $135,000. In connection with the funding of the First Tranche, the Holder paid $420,000 of the purchase price, resulting in an outstanding principal amount of $465,000, consisting of the First Tranche amount plus the prorated portion of the original issue discount. The March Note bears a one-time interest charge of twelve percent (12%) on the principal amount with respect to each tranche. The maturity date for each tranche is twelve (12) months from the date the respective portion of the purchase price was funded by the Holder.

The March Note is convertible, at the option of the Holder, into shares of Common Stock at a conversion price equal to the lesser of (i) the Fixed Price of $2.50 per share or (ii) the Market Price, defined as 75% of the average of the three (3) lowest traded prices of the Common Stock on the principal market during the ten (10) Trading Days immediately preceding the respective conversion date. The Holder’s right to convert is subject to a beneficial ownership limitation of 4.99% of the outstanding shares of Common Stock, and an Exchange Cap as defined in the March Purchase Agreement. The Holder may not convert the Note prior to the earlier of (i) the date that is six (6) calendar months after the Issue Date or (ii) the date the Conversion Shares are registered for resale under a registration statement filed by the Company.

In connection with the March Purchase Agreement, the Company issued to AHP the March Warrant to purchase up to 186,000 shares of Common Stock (whereby such number may be adjusted from time to time pursuant to the terms and conditions of the March Warrant) at an initial exercise price of $2.50 per share, exercisable at any time during the five (5) year period commencing on the issuance date. The March Warrant may be exercised on a cash or cashless basis. The exercise of the March Warrant is subject to a beneficial ownership limitation of 4.99% of the outstanding Common Stock.

April 2026 AHP Transaction

On April 7, 2026, the Company entered into a Securities Purchase Agreement (the “April Purchase Agreement”) with AHP, pursuant to which the AHP agreed to purchase, and the Company agreed to issue and sell to the Buyer, a 12% secured promissory note (the “April Note”) in an aggregate principal amount of up to $2,775,000, at an aggregate purchase price of up to $2,525,000, in one or more tranches.

Pursuant to the April Purchase Agreement, AHP funded the first tranche in the original principal amount of $2,225,495.05 (the “First Tranche”) for a purchase price of $2,025,000 (the “Purchase Price”). AHP withheld $25,000 from the Purchase Price to cover the AHP’s legal fees in connection with the First Tranche.

The April Note is convertible into shares of the Company’s Common Stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% and an exchange cap, unless the Company obtains stockholder approval as required by applicable Nasdaq rules. The conversion price is equal to the lesser of (i) a fixed price of $36.00 per share (subject to adjustment) and (ii) 80% of the average of the three lowest traded prices of the Common Stock on the Company’s principal market during the ten trading days immediately preceding the applicable conversion date (subject to adjustment).

In connection with the funding of the First Tranche, the Company issued to AHP (i) a Common Stock purchase warrant to purchase up to 154,166 shares of Common Stock (whereby such number may be adjusted from time to time pursuant to the terms and conditions of the First April Warrant) at an initial exercise price of $18.00 per share (the “First Warrant”) and (ii) a pre-funded Common Stock purchase warrant to purchase up to 26,000 shares of Common Stock (whereby such number may be adjusted from time to time pursuant to the terms and conditions of the Second April Warrant) at an initial exercise price of $0.01 per share (the “Second Warrant,” and together with the First Warrant, the “Warrants”). The First Warrant is exercisable for a period ending five (5) years after April 7, 2026, and contains customary provisions regarding, among other things, cashless exercise (in certain circumstances), beneficial ownership limitations and adjustments upon certain corporate events.

The April Purchase Agreement also provides for a potential second tranche funding. Subject to satisfaction of certain conditions, including (among other things) the absence of defaults, compliance with covenants, and the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2025 with audited financial statements (the “10-K Filing Condition”), AHP agreed to fund an additional $500,000 purchase price under the April Note (the “Second Tranche”). At the closing of the Second Tranche, the principal amount outstanding under the April Note would increase by $549,504.95 (including the prorated portion of original issue discount), and the accrued interest charge would increase by $65,940.60.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statements of operations based upon the combined historical financial statements of urban-gro, Inc. (“UGRO” or the “Company”) and Flash Sports & Media, Inc. (“Flash”), including Flash’s 51% membership interest in Innovative Production Group FZ, LLC (“IPG”), after giving effect to the Merger and the adjustments described in the accompanying notes.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 combines the historical results of operations of UGRO and Flash giving effect to the Merger as if it had occurred on January 1, 2026.The unaudited pro forma combined statement of operations for the year ended December 31, 2025 combines the historical results of operations of UGRO and Flash giving effect to the Merger as if it had occurred on January 1, 2025. The unaudited pro forma combined statement of operations for the year ended December 31, 2024 combines the historical results of operations of UGRO and Flash giving effect to the Merger as if it had occurred on January 1, 2024.

The consolidated balance sheet as of March 31, 2026 in the accompanying financial statements already includes the balance sheet effect of the Merger.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of UGRO and Flash (including IPG) and the notes thereto. Additional information about the basis of presentation of this information is provided in Note 2 below.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, UGRO allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs.

Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

Flash Sports & Media Holdings, Inc.

(formerly known as, urban-gro, inc.)

Unaudited Pro Forma Combined Statements of Operations

Three Months Ended March 31, 2026

	urban-gro, Inc. Consolidated (UGRO + Flash + IPG from 2/17/2026)	Flash Sports & Media, Inc. 1/1/2026 to 2/17/2026	Innovative Production Group FZ LLC 1/1/2026 to 2/17/2026	Transaction Accounting Adjustments	Note	Pro Forma Combined Three Months Ended 3/31/2026
Revenues:
Equipment systems	—	—	—			—
Services	—	—	—			—
Construction design-build	—	—	—			—
Event rights, production, and sponsorship	—	—	498,751			498,751
Other	—	—	—			—
Total revenues	—	—	498,751	—		498,751

Cost of revenues:
Equipment systems	—	—	—			—
Services	—	—	—			—
Construction design-build	—	—	—			—
Event rights, production, and sponsorship	—	—	—			—
Other	—	—	—			—
Total cost of revenues	—	—	—	—		—
Gross profit	—	—	498,751	—		498,751

Operating expenses:
General and administrative – excluding stock compensation	228,080	—	580,674			808,754
General and administrative – stock compensation	179,108	—	—			179,108
Depreciation and amortization	—	—	—			—
Amortization of acquired intangible assets	1,718,048	—	—	2,014,616	(j)	3,732,664
Impairment of goodwill and intangibles	—	—	—			—
Business development	—	—	—			—
Total operating expenses	2,125,236	—	580,674	2,014,616		4,720,526

Loss from operations	(2,125,236)	—	(81,923)	(2,014,616)		(4,221,776)

Non-operating income (expenses):
Interest expense	(18,063)	—	—			(18,063)
Interest income	—	—	—			—
Foreign exchange gain (loss)	—	—	(5,005)			(5,005)
Non-refundable income	—	—	—			—
Loss on issuance of derivatives	(208,658)	—	—			(208,658)
Change in fair value of derivative liabilities (loss)	2,384	—	—			2,384
Other income (expense), net	—	—	—			—
Total non-operating income (expenses)	(224,337)	—	(5,005)	—		(229,342)

Loss before income taxes	(2,349,573)	—	(86,928)	(2,014,616)		(4,451,117)
Provision for (benefit from) income taxes	—	—	—			—
Net loss from continuing operations	(2,349,573)	—	(86,928)	(2,014,616)		(4,451,117)
Less: Net income attributable to noncontrolling interest	(76,110)	—	—	(42,595)	(k)	(118,705)
Net loss attributable to UGRO	(2,273,463)	—	(86,928)	(1,972,022)		(4,332,413)

Weighted average shares outstanding – basic and diluted	822,221					822,221
Net loss per share – basic and diluted	$(2.77)					$(5.27)

Flash Sports & Media Holdings, Inc.

(formerly known as, urban-gro, inc.)

Unaudited Pro Forma Combined Statements of Operations

Year Ended December 31, 2025

	urban-gro, Inc. Historical	Flash Sports & Media, Inc. Historical	Innovative Production Group FZ LLC Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined FY2025
Services	—	—	—			—
Construction design-build	8,467,451	—	—			8,467,451
Event rights, production, and sponsorship	—	—	4,859,715			4,859,715
Other	180,761	—	—			180,761
Total revenues	17,399,438	—	4,859,715	—		22,259,153

Cost of revenues:
Equipment systems	8,344,998	—	—			8,344,998
Services	—	—	—			—
Construction design-build	8,730,918	—	—			8,730,918
Event rights, production, and sponsorship	—	—	3,895,017			3,895,017
Other	148,968	—	—			148,968
Total cost of revenues	17,224,884	—	3,895,017	—		21,119,901
Gross profit	174,554	—	964,698	—		1,139,252

Operating expenses:
General and administrative – excluding stock compensation	17,270,657	118,368	785,135			18,174,160
General and administrative – stock compensation	—	—	—			—
Depreciation and amortization	349,364	—	—			349,364
Amortization of acquired intangible assets	—	—	—	14,930,657	(j)	14,930,657
Impairment of goodwill and intangibles	566,609	—	—			566,609
Business development	—	—	—			—
Total operating expenses	18,186,630	118,368	785,135	14,930,657		34,020,790

Loss from operations	(18,012,076)	(118,368)	179,563	(14,930,657)		(32,881,538)

Non-operating income (expenses):
Interest expense	(1,675,713)	—	—			(1,675,713)
Interest income	526	—	—			526
Foreign exchange gain (loss)	—	—	(3,713)			(3,713)
Non-refundable income	—	—	69,849			69,849
Loss on extinguishment of debt	7,476	—	—			7,476
Loss on settlement	(62,850)	—	—			(62,850)
Other income (expense), net	(1,951,308)	—	10,512			(1,940,796)
Total non-operating income (expenses)	(3,681,869)	—	76,648	—		(3,605,221)

Loss before income taxes	(21,693,945)	(118,368)	256,211	(14,930,657)		(36,486,759)
Provision for (benefit from) income taxes	14,608	—	18,192			32,800
Net loss from continuing operations	(21,679,337)	(118,368)	238,019	(14,930,657)		(36,519,559)
Less: Net income attributable to noncontrolling interest	—	—	—	116,629	(k)	116,629
Net loss attributable to UGRO	(21,679,337)	(118,368)	238,019	(15,047,286)		(36,636,188)

Weighted average shares outstanding – basic and diluted	528,270					625,101
Net loss per share – basic and diluted	$(41.04)					$(58.61)

Flash Sports & Media Holdings, Inc.

(formerly known as, urban-gro, inc.)

Unaudited Pro Forma Combined Statements of Operations

Year Ended December 31, 2024

	UGRO Historical	Flash Historical	IPG Historical	Transaction Adjustments	Note	Pro Forma Combined
Services	—	—	—			—
Construction design-build	18,604,827	—	—			18,604,827
Event rights/production/sponsorship (IPG)	—	—	12,043,110			12,043,110
Other	352,798	—	—			352,798
Total revenues	31,203,300	—	12,043,110	—		43,246,410

Cost of revenues:
Equipment systems	10,582,731	—	—			10,582,731
Services	—	—	—			—
Construction design-build	20,782,689	—	—			20,782,689
Event rights/production (IPG)	—	—	10,925,405			10,925,405
Other	226,611	—	—			226,611
Total cost of revenues	31,592,031	—	10,925,405	—		42,517,436
Gross profit	(388,731)	—	1,117,705	—		728,974

Operating expenses:
General and administrative (ex stock comp)	21,006,685	—	1,729,028			22,735,713
Stock-based compensation	—	—	—			—
Depreciation and amortization	1,067,219	—	—	14,930,657	(j)	15,997,876
Impairment of goodwill and intangibles	5,958,632	500,000	—			6,458,632
Business development	—	—	—			—
Total operating expenses	28,032,536	500,000	1,729,028	14,930,657		45,192,221

Loss from operations	(28,421,267)	(500,000)	(611,323)	(14,930,657)		(44,463,247)

Non-operating income (expense):
Interest expense	(1,021,947)	—	—			(1,021,947)
Interest income	2,420	—	185			2,605
Change in fair value of contingent consideration	—	—	—			—
Foreign exchange gain (loss)	—	—	105			105
Non-refundable income	—	—	1,092,500			1,092,500
Loss on extinguishment of debt	—	—	—			—
Loss on settlement	(205,000)	—	—			(205,000)
Other income (expense)	256,811	—	—			256,811
Total non-operating income (expense)	(967,716)	—	1,092,790	—		125,074

Loss before income taxes	(29,388,983)	(500,000)	481,467	(14,930,657)		(44,338,173)
Provision for (benefit from) income taxes	29,705	—	34,332			64,037
Net loss from continuing operations	(29,359,278)	(500,000)	447,135	(14,930,657)		(44,402,210)
Net income attributable to noncontrolling interest	—	—	—	219,096	(k)	219,096
Net loss attributable to UGRO stockholders	(29,359,278)	(500,000)	447,135	(15,149,753)		(44,621,306)

Flash Sports & Media Holdings, Inc.

(formerly known as, urban-gro, inc.)

Notes to Unaudited Pro Forma Financial Statements

Note 1 — Description of Transaction

On February 17, 2026, urban-gro, Inc. (“UGRO” or the “Company”) completed its merger (the “Merger”) with Flash Sports & Media, Inc. (“Flash”), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated February 17, 2026. As a result of the Merger, Flash became a wholly owned subsidiary of the Company. Concurrently, Flash holds a 51% membership interest in Innovative Production Group FZ, LLC (“IPG”), a Dubai Free Zone entity, pursuant to a Membership Interest Purchase Agreement dated July 27, 2025, as amended.

Under the terms of the Merger, stockholders of Flash received (i) 131,027 shares of the Company’s common stock and (ii) shares of Series B Non-Voting Convertible Preferred Stock. The Preferred Stock is convertible into shares of common stock upon receipt of stockholder approval. Following the Merger, the Company operates as a diversified sports, media, and experiential marketing platform under the Flash Sports & Media brand.

Note 2 — Basis of Pro Forma Presentation

The unaudited pro forma combined financial statements are presented to illustrate the estimated effects of the Merger as if it had been consummated on January 1, 2025 for purposes of the unaudited pro forma combined statement of operations and on December 31, 2025 for purposes of the unaudited pro forma combined balance sheet. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances.

The unaudited pro forma combined financial statements are provided for informational purposes only and do not purport to represent what the Company’s results of operations or financial position would have been had the Merger been completed on the dates indicated, nor do they project the Company’s results of operations or financial position for any future period or date. The pro forma adjustments are preliminary and subject to revision as additional information becomes available and additional analyses are performed during the measurement period (up to one year from the acquisition date).

Note 3 — Purchase Price Allocation

The Merger has been accounted for as a business combination under ASC 805, Business Combinations, with UGRO as the accounting acquirer. The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

The following tables summarize the consideration transferred and the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date (February 17, 2026):

Amount
Step 1 – Flash acquisition of 51% of IPG
Cash (due to seller)	$5,000,000
Contingent consideration	10,630,251
Subtotal – Step 1	15,630,251

Step 2 – UGRO acquisition of 100% of Flash
Common stock	423,217
Series B non-voting convertible preferred stock	176,076,783
Subtotal – Step 2	176,500,000
Total consideration transferred	$192,130,251

Amount
Identifiable assets acquired:
Cash and cash equivalents	$144,231
Accounts receivable	3,022,524
Loans, advances and other current assets	190,606
Identifiable intangible assets	138,031,000
Total identifiable assets acquired	141,388,362

Liabilities assumed:
Accounts payable	(2,235,394)
Due to related party	(1,270,340)
Deferred revenue and other current liabilities	(1,652,878)
Total liabilities assumed	(5,158,611)

Net identifiable assets acquired	136,229,750
Less: Noncontrolling interest in IPG (49% – proportionate share)	(66,877,521)
Goodwill	122,778,022
Total consideration transferred	$192,130,251

The following is a summary of provisional identifiable intangible assets:

Intangible Asset	Fair Value	Useful Life
LPL Event Rights	$108,689,000	10 years
First Right of Refusal on remaining 49% of IPG	2,500,000	Until exercised
Customer relationships	5,690,000	7 years
Trade name	9,815,000	10 years
Production technology	6,337,000	5 years
Cricket league licenses (Malaysia, Singapore, Zimbabwe)	5,000,000	5 years
Total identifiable intangible assets	$138,031,000

Goodwill represents the excess of the consideration transferred, plus the noncontrolling interest, over the fair value of identifiable net assets acquired. Goodwill is primarily attributable to the assembled workforce, expected synergies, and growth opportunities in the global T20 cricket ecosystem. Goodwill is not deductible for income tax purposes or: is deductible over 15 years under IRC §197 — confirm with tax advisor.

Note 4 — Pro Forma Adjustments

The unaudited pro forma combined financial statements reflect the following adjustments:

(a)     To record the $5,000,000 cash consideration owed by Flash to the former owner of IPG under Step 1 of the transaction, presented as Due to Seller at December 31, 2025 because the payment had not been disbursed as of the pro forma balance sheet date.

(b)    To record identifiable intangible assets acquired at acquisition-date fair value of $138,031,000, pushed up to 100% on consolidation with the 49% offset recognized as noncontrolling interest at (i). Components: LPL Event Rights/media rights $108,689,000; Trade Name $9,815,000; Production Technology $6,337,000; Customer Relationships $5,690,000; Cricket League Licenses $5,000,000; First Right of Refusal on the remaining 49% of IPG $2,500,000.

(c)     To record goodwill of $122,778,022, representing the residual of total consideration transferred of $192,130,251 plus noncontrolling interest of $66,877,521 less identifiable intangible assets of $138,031,000 less net tangible assets acquired of $1,801,250. Presented on the S-1 combined-view basis under ASC 805-30-30-1.

(d)    To record contingent consideration of $10,630,251 related to the Step 1 earn-out under the Membership Interest Purchase Agreement, measured at acquisition-date fair value under ASC 805-30-25-5. The earn-out has a maximum payout of $24,000,000 over three years at a 90% achievement threshold, payable in buyer shares. Fair value was determined using a probability-weighted expected return model ($12,600,000 undiscounted) discounted at a 12% credit-risk-adjusted rate over a 1.5-year weighted payment timing. Classified as a liability and remeasured at fair value each reporting date with changes recognized in earnings.

(e)     To eliminate IPG’s historical common stock of $40,843 on consolidation.

(f)     To record Step 2 equity consideration of $176,500,000 issued by the Company to Flash stockholders, consisting of $423,217 of common stock (131,027 shares) and $176,076,783 of Series B Non-Voting Convertible Preferred Stock.

(g)    To eliminate IPG’s historical additional paid-in capital of $2,623,126 recorded from pre-acquisition capitalization.

(h)    To eliminate the pre-acquisition accumulated deficits of Flash ($254,987) and IPG ($4,210,232), totaling $4,465,219.

(i)     To record the noncontrolling interest of $66,877,521 representing the 49% of IPG not acquired by Flash, measured at its proportionate share of IPG’s identifiable net assets at the acquisition date (49% × $136,484,737) under ASC 805-20-30-1.

(j)     To record amortization of the acquired identifiable intangible assets for the period presented (included in the pro forma combined statement of operations), based on full-year amortization of $14,930,657 allocated on a straight-line basis ($3,732,664 for the three months ended March 31, 2026 and $14,930,657 for each of the years ended December 31, 2025 and December 31, 2024). Composed of LPL Event Rights $10,868,900 (10-year useful life), Customer Relationships $812,857 (7-year), Trade Name $981,500 (10-year), Production Technology $1,267,400 (5-year), and Cricket League Licenses $1,000,000 (5-year). The First Right of Refusal is not amortized.

(k)    To reclassify 49% of IPG’s historical net income for each period presented as net income attributable to noncontrolling interest in the pro forma combined statements of operations.

Note 5 — Noncontrolling Interest

The Company holds a 51% membership interest in IPG. The remaining 49% is held by the former owners of IPG and is presented as noncontrolling interest in the consolidated financial statements. The Company holds a first right of refusal to acquire the remaining 49% interest within three years at a fixed price based on an agreed total valuation. The noncontrolling interest is measured at its proportionate share of IPG’s identifiable net assets at the acquisition date.

Note 6 — Contingent Consideration

In connection with the acquisition of IPG, Flash agreed to contingent earn-out payments of up to $24,000,000 payable in shares over three years (2025-2027), contingent on IPG achieving certain revenue and EBITDA targets. The preliminary fair value of the contingent consideration at the acquisition date is approximately $10,630,000, determined using a probability-weighted expected return model and discounted at a credit-risk-adjusted rate. The contingent consideration is classified as a liability and will be remeasured at fair value at each reporting date, with changes recognized in earnings.

Note 7 — Intangible Asset Amortization

The following table presents estimated future amortization expense for the identifiable intangible assets recognized in connection with the Merger:

Year	Amortization
2026 (from 2/17/26, ~10.5 months)	$13,045,925
2027	$14,931,000
2028	$14,931,000
2029	$14,931,000
2030	$14,931,000
Thereafter	$62,892,000
Total	$135,531,000

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders consists of (i) shares previously issued to the Selling Stockholders, including shares issued upon conversion of the Preferred Shares, and (ii) shares issuable to the Selling Stockholders, as applicable, upon conversion of the remaining Preferred Shares, March Warrant, March Note, First April Warrant, Second April Warrant and April Note. For additional information regarding the issuances of those Shares, see “Description of the Transactions” above. Except for the ownership of the Shares of capital stock, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of capital stock, as of June 17, 2026, assuming conversion of the shares of the Preferred Shares, March Warrant, March Note, First April Warrant, Second April Warrant and April Note as applicable, held by the Selling Stockholders on that date, without regard to any limitations on conversion or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The issuance of shares of Common Stock upon conversion of the Preferred Stock may be subject to limitations under applicable Nasdaq listing rules, including the requirement to obtain stockholder approval prior to issuing shares of Common Stock in excess of 19.99% of the Company’s outstanding Common Stock (the “Exchange Cap”). The number of shares set forth in the second and fourth columns of the table below do not reflect these limitations, as the share amounts have been calculated on a fully converted basis. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After this Offering(2)
			Number of Shares	Percentage of Shares(3)
Annapurna Gundlapalli	26,765,538	26,765,538	0	*
Annapurna Gundlapalli Revocable Trust	2,726,538	2,726,538	0	*
Lionhart LLC(4)	2,726,538	2,726,538	0	*
Circle Elite LLC	2,726,538	2,726,538	0	*
Blue Cap Ventures, LLC	2,784,325	2,784,325	0	*
Sea Rider Capital, LLC	2,759,074	2,726,538	32,536	*
Sansur Associates, LLC	2,726,538	2,726,538	0	*
Carolinas Properties, LLC	2,726,538	2,726,538	0	*
Vevey Software Solutions LLC	2,726,538	2,726,538	0	*
Arvoda Consulting LLC	1,092,620	1,092,620	0	*
Phoenix S Trust LLC	2,726,538	2,726,538	0	*
Hunterdon Outreach Programs	546,310	546,310	0	*
Kesav Riaa, LLC	546,310	546,310	0	*
Awareness USA, Inc. (501(c)(3))	546,310	546,310	0	*
Sanatana Dharma Foundation, Inc. (501(c)(3))	546,310	546,310	0	*
Hudson Global Ventures, LLC	30,520	30,520	0	*
Agile Hudson Partners LLC	8,000,000	8,000,000	0	*

____________

*        Less than one percent (1%)

(1)      Includes (i) shares of Common Stock issued to the Selling Stockholder at the closing of the Merger (ii) shares of Common Stock issued upon conversion of, and issuable upon conversion of the remaining, Series B Preferred Stock held by such selling stockholder, (iii) shares of Common Stock issuable upon conversion of Notes and the assumed exercise of the Warrants and (iv) shares of Common Stock issued in connection with the Consulting Agreement.

(2)      Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

(3)      Applicable percentage ownership is based on approximately 64,259,119 shares of Common Stock outstanding after giving effect to the shares issued or issuable upon conversion of the Preferred Shares and Notes and the assumed exercise of the Warrants held by the applicable Selling Stockholder.

(4)      Consists of 6,538 common shares currently held and 2,720,000 common shares underlying Series B Preferred Stock held by such Selling Stockholder.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•        block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker dealer as principal and resale by the broker dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales effected after the effective date of the registration statement of which this prospectus is a part;

•        in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following summary describes our Common Stock that is registered pursuant to Section 12 of the Exchange Act. Only our Common Stock is registered under Section 12 of the Exchange Act. This summary contains a discussion of only the material terms and provisions of our governing documents and Common Stock and is qualified by reference to our amended and restated certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the Registration Statement. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to the Company and not to our subsidiaries.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 200,000,000 shares of Common Stock, $0.001 par value per share. A 1-for-25 reverse stock split was effective on February 9, 2026. As of June 17, 2026 there were 53,539,119 shares of Common Stock issued and outstanding held by 89 stockholders of record. If the remaining Preferred Shares, Notes and the assumed exercise of the Warrants held by the applicable Selling Stockholder are converted in full, our total outstanding shares of common stock would increase to approximately 64,259,119 shares. See “Description of the Transactions” Our certificate of incorporation authorizes the issuance of up to 3,000,000 shares of preferred stock with such rights and preferences determined from time to time by our Board. None of our preferred shares are currently issued or outstanding. Our Board may, without shareholder approval, issue preferred shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Securities Offered in this Offering

This prospectus relates to the resale from time to time of up to 62,670,547 shares of Common Stock, consisting of (i) (a) up to 131,027 shares of Common Stock, (b) up to 51,789,000 shares of Common Stock issued upon conversion of 51,789 shares of convertible preferred stock and (c) up to 2,720,000 shares of Common Stock issuable upon conversion of 2,720 shares of convertible preferred stock; (ii) 30,520 shares of Common Stock; and (iii) up to 8,000,000 shares of Common Stock issuable upon exercise of the March Warrant, First April Warrant and Second April Warrant and upon conversion of the March Note and April Note.

Holders of our Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Except as described under the section of this prospectus entitled “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws” below, a majority vote of the holders of Common Stock present at a meeting in which a quorum is present is generally required to take action under our certificate of incorporation and bylaws. Holders of our Common Stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our Common Stock have no preemptive, subscription, redemption, or conversion rights, and no sinking fund provisions are applicable to our Common Stock. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of the Delaware General Corporation Law (the “DGCL”) and of our certificate of incorporation and bylaws effective immediately prior to the completion of this offering could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our board of directors or management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became interested, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•        at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•        subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Election of Directors

The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at each annual stockholder meeting and entitled to vote thereon, except that if any annual stockholder meeting will not be held, such election will take place at any stockholders meeting called and held in accordance with the DGCL.

Stockholder Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time, and place — whether remote or in person — as determined by our board of directors. Any stockholder seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide written or printed notice of the annual meeting of stockholders stating the place, day and hour of the meeting, and in case of a meeting held by remote communication stating such means, will be delivered not less than ten nor more than 60 calendar days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. Only the board of directors may call a special meeting of the stockholders upon delivery of the written notice described above, with such notice also setting forth the purpose(s) for which the meeting has been called. Our bylaws provide that our board of directors may adopt by resolution such rules and regulations for the conduct of stockholders meetings as the board of directors deems appropriate. Except to the extent inconsistent with such rules and regulations as adopted by our board of directors, the chairman of any meeting of the stockholders has the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. These rules, regulations, or procedures, may include, without limitation: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Amendment to certificate of incorporation and bylaws.

As required by the DGCL, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our amended and restated certificate of incorporation must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office or a majority of our stockholders.

Transfer Agent and Registrar

Our transfer agent and registrar for our Common Stock is Equiniti Trust Company LLC, 28 Liberty Street, Floor 53, New York, NY 10005.

Listing

Our Common Stock is listed on Nasdaq under the trading symbol “FLZH”.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Whiteford, Taylor & Preston LLP.

EXPERTS

The financial statements of urban-gro, Inc. as of and for the year ended December 31, 2025, incorporated by reference in this Registration Statement on Form S-1, have been audited by Suri & Co., Chartered Accountants, an independent registered public accounting firm, as stated in their report.

The financial statements of urban-gro, Inc. as of and for the years ended December 31, 2024 and 2023, incorporated by reference in this Registration Statement, have been audited by Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, as stated in their report.

The financial statements of Flash Sports and Media, Inc. as of and for the years ended December 31, 2025 and 2024, included in this Registration Statement, have been audited by Suri & Co., Chartered Accountants, an independent registered public accounting firm, as stated in their report.

The financial statements of Innovative Production Group FZ LLC as of and for the years ended December 31, 2025 and 2024, included in this Registration Statement, have been audited by Suri & Co., Chartered Accountants, an independent registered public accounting firm, as stated in their report.

Such financial statements are incorporated by reference in reliance upon the reports of such firms given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•        Our Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2025, filed on April 15, 2026 and April 21, 2026; and;

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 20, 2026.

•        our Current Reports on Form 8-K filed on January 29, 2025, February 5, 2025, February 6, 2025, February 19, 2025, February 25, 2025, February 28, 2025, March 21, 2025, April 18, 2025, May 23, 2025, July 2, 2025, August 6, 2025, August 13, 2025, August 14, 2025, August 22, 2025, September 2, 2025, October 3, 2025, October 7, 2025, October 14, 2025, October 20, 2025, October 31, 2025, November 12, 2025, November 24, 2025, January 8, 2026, January 20, 2026, January 29, 2026, January 30, 2026, February 5, 2026, February 10, 2026, February 18, 2026 (as amended on February 18, 2026), February 19, 2026, February 25, 2026, March 5, 2026, March 9, 2025, April 6, 2026, April 14, 2026, April 24, 2026, May 4, 2026, May 20, 2026, June 3, 2026, June 15, 2026, June 16, 2026, June 23, 2026, June 24, 2026, June 25, 2026 (reporting for June 24, 2026), June 25, 2026 (reporting for June 25, 2026) and June 30, 2026.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement and prior to the effectiveness of such Registration Statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements and information statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests to our corporate secretary, who can be contacted at 1140 Avenue of the Americas, Suite 1140, New York, New York 10036 or (720) 390-3880. You may also access these documents, free of charge on the SEC’s website at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of the Common Stock being offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information that is in the Registration Statement and its exhibits and schedules. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

FOR

FLASH SPORTS AND MEDIA, INC.

(FORMERLY CIBONA MEDIA GROUP, INC.)

AND

INNOVATIVE PRODUCTION GROUP FZ LLC

(FORMERLY INNOVATIVE PRODUCTION GROUP FZE)

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Flash Sports and Media, Inc. (f/k/a Cibona Media Group, Inc.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Flash Sports and Media, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, consolidated statements of stockholders’ deficit and consolidated statements of cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Matters related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has not generated revenue since inception, has incurred net losses, and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Suri & Co., Chartered Accountants

/s/ Suri & Co., Chartered Accountants

We have served as the Company’s auditors since 2025.

Place: Chennai, India

Date: June 16, 2026

FLASH SPORTS AND MEDIA, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash	$31,632	$0
Due from related party	10,000	0
Deposit asset	200,000	0
Total assets	$241,632	$0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Due to related party	$860,000	$500,000
Total liabilities	860,000	500,000

Stockholders’ deficit:
Common stock – $0.001 par value, 10,000 shares authorized, no shares issued and outstanding as of both December 31, 2025 and 2024	—	—
Accumulated deficit	(618,368)	(500,000)
Total stockholders’ deficit	(618,368)	(500,000)
Total liabilities and stockholders’ deficit	$241,632	$0

See accompanying notes to the consolidated financial statements.

FLASH SPORTS AND MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenues	$0	$0

Operating expenses:
General and administrative	118,368	0
Impairment expense	0	500,000
Total operating expenses	118,368	500,000
Loss from operations	(118,368)	(500,000)
Provision for income taxes	0	0
Net loss	$(118,368)	$(500,000)

See accompanying notes to the consolidated financial statements.

FLASH SPORTS AND MEDIA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balances at August 7, 2023 (inception)	—	$—	$—	$—
Net loss	—	—	—	—
Balances at December 31, 2023	—	—	—	—
Net loss	—	—	(500,000)	(500,000)
Balances at December 31, 2024	—	—	(500,000)	(500,000)
Net loss	—	—	(118,368)	(118,368)
Balances at December 31, 2025	—	$—	$(618,368)	$(618,368)

See accompanying notes to the consolidated financial statements.

FLASH SPORTS AND MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2025	Year Ended December 31, 2024
Cash flows from operating activities:
Net loss	$(118,368)	$(500,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment expense	0	500,000
Net cash used in operating activities	(118,368)	0

Cash flows from investing activities:
Net cash used in investing activities	0	0

Cash flows from financing activities:
Advances to related party	(10,000)	0
Proceeds from related parties	160,000	0
Net cash provided by financing activities	150,000	0
Net change in cash	31,632	0
Cash at beginning of year	0	0
Cash at end of year	$31,632	$0

Supplemental disclosure of cash flow information:
Cash paid for interest	$0	$0
Cash paid for taxes	$0	$0

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of intangible asset financed through related party advance	$0	$100,000
Investment in equity securities financed through related party advance	0	400,000
UGRO LOI deposit paid by related party on behalf of the Company	200,000	0

See accompanying notes to the consolidated financial statements.

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Flash Sports and Media, Inc. (formerly Cibona Media Group, Inc.) (the “Company”) was incorporated on August 7, 2023 as a Delaware corporation. Effective February 13, 2024, the Company changed its name from “Cibona Media Group, Inc.” to “Flash Sports and Media, Inc.” The Company operates in the sports and media industry. Its intended business model includes sports and league management, sports marketing and brand development, league sales and sponsorship, television production, media rights and broadcasting, and ground and stadium sponsorship.

On February 14, 2024, the Company formed Flash Media, LLC as a wholly-owned subsidiary. The Company remains the sole member and maintains a 100% ownership interest in the entity.

On February 14, 2024, the Company formed Flash Sports, LLC as a wholly-owned subsidiary. The Company remains the sole member and maintains a 100% ownership interest in the entity.

Surat Diamonds, LLC was incorporated on February 19, 2024, and subsequently changed its name from Bengal Tigers, LLC on May 21, 2024. The entity is 100% owned and managed by the Company’s CEO, and its accounts are consolidated with those of the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s fiscal year ends December 31.

Principles of Consolidation

These consolidated financial statements include the accounts of Flash Sports and Media, Inc. and its wholly-owned subsidiaries Flash Media, LLC, Flash Sports, LLC, and Surat Diamonds, LLC. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash consists of funds held in a corporate checking account. The Company maintains its cash balances at a financial institution where deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on such deposits.

Deposit Asset

The deposit asset represents a refundable cash deposit paid in connection with the proposed merger with urban-gro, Inc. (see Note 11). The deposit was funded by the Company’s Chief Executive Officer on behalf of the Company and is recorded as a corresponding amount due to a related party (see Note 7).

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company determines fair value measurements for certain assets and liabilities in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC 820”), which defines fair value as the exit price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants. ASC 820 establishes a framework for valuation techniques, prioritized by reliability, according to the following tiers:

Level 1	—	Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2	—

Quoted prices for similar assets and liabilities in active markets; quoted prices for similar or identical assets and liabilities in markets that are not active; valuation models in which all significant inputs are derived from observable market data.

Level 3	—

Unobservable valuation model inputs for assets and liabilities such as discounted cash flow models or similar techniques; inputs for fair value instruments; includes assumptions and may require significant judgment and estimation by management.

The Company uses this framework to measure the fair value of certain financial instruments on a non-recurring basis for impairment testing on its intangible asset and investment in equity securities.

Investment in Equity Securities

As part of a participation right agreement entered into in May 2024, the Company invested $400,000 to purchase 670,000 shares of common stock of All Air India, Inc. (“AAI”), a Delaware corporation, at a price of approximately $0.60 per AAI share. The common stock represents a non-controlling interest of less than 20% in AAI, and the Company does not exert significant influence over AAI’s financial or operational policies (see Note 4).

The investment is accounted for in accordance with ASC 321, Investments — Equity Securities. As the common stock does not have a readily determinable fair value and does not qualify for the net asset value (NAV) practical expedient, the Company has elected the measurement alternative. Under this method, the investment is carried at cost, adjusted for any impairments and observable price changes in orderly transactions for the identical or similar investment of the same issuer.

The Company evaluates the investment each reporting period for impairment and for observable price changes that would require an adjustment to the carrying amount. As of December 31, 2025 and 2024, the investment is recorded at $0, reflecting its original cost of $400,000, net of a full impairment charge recognized during the year ended December 31, 2024.

Intangible Asset

The intangible asset consists of participation rights acquired under the AAI team owner agreement, initially recorded at the cost of $100,000 (see Note 4). In accordance with ASC 350-30, the Company evaluates the useful life of its intangible assets to determine if they are finite or indefinite. The Company has determined that these participation rights have an indefinite useful life as there are no legal, regulatory, contractual, or economic factors that limit the period over which the asset is expected to contribute to the Company’s cash flows. Indefinite-lived intangible assets are not amortized but are carried at cost.

As of December 31, 2025 and 2024, the intangible asset was recorded at $0, reflecting its original cost of $100,000, net of a full impairment charge recognized during the year ended December 31, 2024.

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-lived and Other Assets

Pursuant to ASC 350-30-35-15, the Company tests its indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. In accordance with ASC 321, the Company performs a qualitative assessment of its equity securities at each reporting period to identify impairment indicators. If the assessment indicates that the fair value of the investment is less than its carrying amount, the Company estimates the investment’s fair value and recognizes an impairment loss in the statements of operations equal to the difference between the fair value and the carrying amount.

For the year ended December 31, 2025, the Company recognized no impairment expense. For the year ended December 31, 2024, the Company recognized impairment expense of $100,000 for its indefinite-lived intangible assets under ASC 350 and $400,000 for its equity securities under ASC 321, as their carrying amounts exceeded their estimated fair values.

Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker in deciding how to allocate resources and assess performance (see Note 8).

Related Parties

Related parties are any entities or individuals that, through employment, ownership, or other means, possess the ability to direct or cause the direction of the management and policies of the Company. The Company discloses related party transactions that are outside of normal compensatory agreements, such as loans and advances. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company evaluates the realizability of its deferred tax assets on a quarterly basis and adjusts its valuation allowance when events occur that would indicate the amount expected to be realized has changed.

The Company applies ASC 740-10 in accounting for uncertainty in income taxes. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2025 and 2024, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. No interest or penalties have been recognized as of December 31, 2025 and 2024.

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued and Adopted Accounting Pronouncements

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2025-05, Financial Instruments — Credit Losses (“ASU 2025-05”), which provides a practical expedient that can be elected to be applied to accounts receivable and contract assets, which would allow entities to assume that current conditions as of the balance sheet date do not change for the remaining life of the assets when estimating expected credit losses for such assets. ASU 2025-05 applies to public entities with annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is evaluating the impact this guidance may have on its financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (“ASU 2024-03”), which enhances transparency by requiring public entities to disclose more detailed information about their income statement expenses. This includes disaggregating specific natural expense categories, such as employee compensation and depreciation, within certain expense captions. ASU 2024-03 applies to public entities with annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027; early adoption is permitted. The Company is evaluating the impact this guidance may have on the notes to its consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this ASU on January 1, 2024.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenue since inception and incurred a net loss of $118,368 for the year ended December 31, 2025. As of December 31, 2025, the Company had cash of $31,632, a stockholders’ deficit of $618,368, and an accumulated deficit of $618,368. The Company’s cash balance is not sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these consolidated financial statements. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the issuance date of this report.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity needs. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: SURAT DIAMONDS TEAM OWNER AGREEMENT

On May 17, 2024, Surat Diamonds LLC entered into a Team Owner Agreement with All Air India, Inc., securing a participation right in a professional basketball team within a proposed league in India. Under the terms of this arrangement, Surat Diamonds LLC retains the primary responsibility for managing and funding the league’s operations, training, and infrastructure. In exchange for these rights and equity, Surat Diamonds LLC provided total consideration of $500,000, which was bifurcated into a $100,000 team participation fee and a $400,000 investment for the purchase of 670,000 shares of All Air India, Inc.’s common stock. These shares were issued through a private placement and remain subject to strict transfer and hedging restrictions under the U.S. Securities Act of 1933, as they have not been registered with the Securities and Exchange Commission.

The Agreement further establishes a financial framework that allows for limited revenue participation and the potential recovery of the Team Fee through future corporate activities. Specifically, Surat Diamonds LLC is entitled to a proportionate share of 25% of the net proceeds from “Excess Financings” — defined as equity proceeds exceeding an initial $3,000,000 threshold — until the Team Fee is recouped. This recoupment is treated as a non-refundable advance against Surat Diamonds LLC’s future share of League Net Receipts, which are calculated after Surat Diamonds LLC recovers specified overhead, marketing fees, and operating costs. While Surat Diamonds LLC currently manages all aspects of the team, the Agreement contemplates a potential future Assignment Event where operational responsibilities and associated corporate costs could transition to a Team Entity formed by Surat Diamonds LLC.

As described in Note 2, both the participation rights (intangible asset) and the equity investment in All Air India, Inc. were fully impaired during the year ended December 31, 2024 and remain at $0 as of December 31, 2025.

NOTE 5: GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consisted of the following:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Legal expenses	$20,000	$0
Licenses and fees	87,141	0
Website	10,800	0
Software and applications	327	0
Bank charges and fees	100	0
Total general and administrative expenses	$118,368	$0

NOTE 6: STOCKHOLDERS’ DEFICIT

As of December 31, 2025 and 2024, the Company is authorized to issue 10,000 shares of common stock at a par value of $0.001. No shares were issued or outstanding as of December 31, 2025 or 2024.

NOTE 7: RELATED PARTY TRANSACTIONS

During the year ended December 31, 2024, the Company received $500,000 from a related party. These funds were utilized for the investment in equity securities and the acquisition of participation rights in AAI (see Note 4).

During the year ended December 31, 2025, the Company received net advances totaling $150,000 from related parties, comprised of $160,000 in proceeds from related party advances less $10,000 advanced by the Company to a related party. These advances were used to fund the Company’s general and administrative expenses and working capital needs.

In addition, in connection with the binding letter of intent entered into with urban-gro, Inc. (see Note 11), the Company’s Chief Executive Officer paid a $200,000 cash deposit on behalf of the Company. The Company has recorded the corresponding $200,000 as a deposit asset on the consolidated balance sheet and a $200,000 due to related party. This transaction was a non-cash investing and financing activity for the Company.

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: RELATED PARTY TRANSACTIONS (cont.)

As of December 31, 2025 and 2024, the Company had amounts due to related parties of $860,000 and $500,000, respectively, and amounts due from related parties of $10,000 and $0, respectively. Amounts due to and from related parties are unsecured, non-interest bearing, and due on demand.

NOTE 8: SEGMENT REPORTING

The Company operates as a single operating and reportable segment. The CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance.

The key measures of segment profit or loss reviewed by the CODM are operating expenses, which are reviewed and monitored by the CODM to manage and forecast cash. The CODM also reviews operating costs to manage, maintain, and enforce contractual agreements to ensure costs are aligned with budget.

The following table summarizes the significant segment expenses and segment profit or loss for the Company’s single reportable segment:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenues	$0	$0
General and administrative	118,368	0
Impairment expense	0	500,000
Total operating expenses	118,368	500,000
Segment loss	$(118,368)	$(500,000)

NOTE 9: INCOME TAXES

The Company is a Delaware C-corporation and is subject to U.S. federal and state income taxes. No provision for federal or state income taxes has been recorded for the years ended December 31, 2025 and 2024, as the Company has incurred net operating losses in each period and any related deferred tax assets are fully offset by a valuation allowance.

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Federal statutory rate	21.00%	21.00%
State taxes, net of federal benefit	0.00%	0.00%
Change in valuation allowance	(21.00)%	(21.00)%
Effective income tax rate	0.00%	0.00%

The components of the Company’s net deferred tax assets are as follows:

	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$129,857	$105,000
Total deferred tax assets	129,857	105,000
Valuation allowance	(129,857)	(105,000)
Net deferred tax assets	$0	$0

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: INCOME TAXES (cont.)

As of December 31, 2025, the Company had net operating loss (“NOL”) carryforwards of approximately $618,000 available to offset future taxable income, which do not expire under current U.S. federal tax law but are limited to 80% of taxable income in any given year. Utilization of NOL carryforwards is subject to annual limitations under Internal Revenue Code Section 382 following ownership changes, as defined. The Company has not completed a Section 382 analysis; accordingly, the amount of NOLs available to offset future taxable income may be subject to limitation.

The Company has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2025 and 2024, as management has determined that it is not more likely than not that the deferred tax assets will be realized, based on the Company’s cumulative losses and the absence of historical taxable income.

The Company files income tax returns in the U.S. federal jurisdiction. The Company’s tax years from inception remain open and subject to examination by the relevant taxing authorities. No income tax examinations are currently in progress.

NOTE 10: COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company’s professional basketball league operations in India remain subject to ongoing legal and regulatory matters involving recognition and approvals from the Basketball Federation of India. The league previously received a favourable ruling from the Delhi High Court; however, operations remain on hold pending further resolution and regulatory clearance. Management, in consultation with legal counsel, is unable to predict the ultimate outcome or timing of these matters. No loss contingency has been recorded as of March 31, 2026, as management does not believe a loss is probable or reasonably estimable. The resolution of these matters may impact the ability of the league to resume operations and the recoverability of related assets.

Regulatory Matters

The Company’s prospective operations shall be subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

NOTE 11: SUBSEQUENT EVENTS

Acquisition of Innovative Production Group FZ, LLC

Pursuant to a Membership Interest Purchase Agreement dated July 27, 2025, as amended and made effective February 17, 2026 (the “IPG MIPA”), the Company acquired a 51% membership interest in Innovative Production Group FZ, LLC (“IPG”), a Dubai Free Zone entity that is the exclusive Event Rights Partner for the Lanka Premier League (“LPL”), a T20 cricket franchise league owned by Sri Lanka Cricket. Total consideration for the IPG acquisition was $15,630,251, consisting of $5,000,000 in cash and $10,630,251 in contingent earn-out consideration. The contingent consideration is payable in shares of UGRO common stock over a three-year period (2025 – 2027) of up to $24,000,000, subject to IPG achieving specified revenue and EBITDA targets, and was measured at fair value using a probability-weighted expected value model discounted at a credit-risk-adjusted rate of 12%.

Pursuant to the IPG MIPA, the Company also committed to fund $10,000,000 in working capital to IPG for league and business operations, payable in tranches over the twelve months following closing.

In addition, Flash holds a first right of refusal to acquire the remaining 49% membership interest in IPG within three years at a fixed price of $19,600,000 in shares of UGRO common stock, based on an agreed total IPG valuation of $40,000,000.

FLASH SPORTS AND MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: SUBSEQUENT EVENTS (cont.)

Merger with urban-gro, Inc.

On February 17, 2026 (the “Acquisition Date”), the Company completed its merger with UGRO (the “Merger”), pursuant to the Agreement and Plan of Merger dated February 17, 2026. Pursuant to the Merger, a wholly-owned subsidiary of UGRO merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of UGRO. Total consideration transferred from UGRO to the Company’s stockholders consisted of 131,027 shares of UGRO common stock valued at $423,217 and 54,509 shares of UGRO Series B Non-Voting Convertible Preferred Stock valued at $176,076,783, for total Merger consideration of $176,500,000.

The Series B Preferred Stock is non-voting, participates in dividends and liquidation pari passu with common stock on an as-converted basis, and is convertible into approximately 54,509 shares of UGRO common stock at a 1:1 ratio (subject to anti-dilution adjustments) upon UGRO stockholder approval. The Series B Preferred Stock includes a 9.99% beneficial ownership limitation, with provisions for waiver upon 61 days’ notice.

Combined with the $28,130,251 of consideration transferred for the IPG acquisition described above, total consideration transferred in the combined transaction is $192,130,251. The Merger has been accounted for by UGRO as a business combination under ASC 805, Business Combinations, with UGRO determined to be the accounting acquirer based on, among other factors, retention of voting control by UGRO’s pre-Merger stockholders (the Series B Preferred Stock issued to the Company’s stockholders is non-voting and has not been converted), composition of the post-Merger Board of Directors, and continuity of UGRO’s pre-Merger Chief Executive Officer. The Nasdaq Stock Market issued a determination on February 24, 2026 confirming the two-step structure of the transaction.

Following the Merger, UGRO’s legacy controlled environment agriculture operations have been classified as discontinued operations, and UGRO’s continuing operations consist of the sports, media, and experiential marketing activities of the Company and IPG.

In connection with the Merger, UGRO effected a 1-for-25 reverse stock split of its issued and outstanding common stock on February 9, 2026.

UGRO LOI Deposit

As discussed in Note 7, in connection with the binding letter of intent entered into with UGRO on October 14, 2025, a $200,000 cash deposit was paid by the Company’s Chief Executive Officer on behalf of the Company. The deposit asset and corresponding due to related party are reflected on the accompanying consolidated balance sheet as of December 31, 2025.

Management has evaluated subsequent events through June 16, 2026, the date the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the shareholders of
Innovative Production Group FZ LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Innovative Production Group FZ LLC (the “Company”) as of December 31, 2025 and 2024, the related statements of operations and comprehensive income, statements of equity and statements of cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Matters related to Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the scope of its planned development is dependent on the Company’s ability to raise additional funds to alleviate liquidity needs. The company has suffered losses from operations in the past and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Suri & Co., Chartered Accountants

Place: Chennai, India

Date: May 11, 2026

We have served as the Company’s auditors since 2025.

INNOVATIVE PRODUCTION GROUP FZ LLC
BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$188,161	$306,268
Accounts receivable, net	2,886,471	3,534,728
Loans and advances	220,858	188,318
Deferred cost	—	201,268
Due from related party	18,264	1,311
Total current assets	3,313,754	4,231,893
Total assets	$3,313,754	$4,231,893

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,297,695	$4,904,258
Accounts payable – related party	324,849	351,311
Accrued liabilities – employee related costs	—	11,977
Deferred revenue	7,460	339,054
Other current liabilities	920,141	245,925
Current maturities of long-term borrowings	110,568	—
Due to related party	287,021	201,455
Provision for income tax	26,474	7,311
Total current liabilities	3,974,208	6,061,291

Non-current liabilities:
Long-term borrowings, net of current maturities	537,795	—
Long-term borrowings – related party	370,504	33,117
Total non-current liabilities	908,299	33,117
Total liabilities	4,882,507	6,094,408

Stockholders’ equity (deficit):
Common stock: $408.44 par value; 100 shares authorized; 100 shares issued and outstanding	40,843	40,843
Additional paid-in capital	2,623,126	2,623,126
Accumulated deficit	(4,232,722)	(4,526,484)
Total stockholders’ equity (deficit)	(1,568,753)	(1,862,515)
Total liabilities and stockholders’ equity (deficit)	$3,313,754	$4,231,893

See accompanying notes to financial statements

INNOVATIVE PRODUCTION GROUP FZ LLC
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the years ended December 31,
	2025	2024
Revenues	$4,859,715	$12,043,110
Cost of revenues	3,869,572	10,950,625
Gross profit	990,143	1,092,485

Operating expenses:
General and administrative expenses	753,648	1,789,780
Income (loss) from operations	236,495	(697,295)

Other income (expense):
Interest income	—	185
Non-refundable income	69,849	1,092,500
Foreign exchange gain (loss)	(3,931)	106
Provision no longer payable	7,046	—
Miscellaneous income (expense)	3,466	—
Income (loss) before income taxes	312,925	395,496
Income tax expense	(19,163)	(26,594)
Net income	$293,762	$368,902

Weighted average shares outstanding:
Basic	100	100
Diluted	100	100

Net income (loss) per share:
Basic	$2,938	$3,689
Diluted	$2,938	$3,689

Other comprehensive income (loss):
Foreign currency translation adjustments	—	—
Comprehensive income (loss)	$293,762	$368,902

See accompanying notes to financial statements

INNOVATIVE PRODUCTION GROUP FZ LLC
STATEMENTS OF EQUITY (DEFICIT)

	Common stock	Additional paid-in capital	Accumulated deficit	Total equity
Balance as of December 31, 2023	$40,843	$2,623,126	$(4,895,386)	$(2,231,417)
Net profit for the year ended December 31, 2024	—	—	368,902	368,902
Balance as of December 31, 2024	40,843	2,623,126	(4,526,484)	(1,862,515)
Net profit for the year ended December 31, 2025			293,762	293,762
Balance as of December 31, 2025	$40,843	$2,623,126	$(4,232,722)	$(1,568,753)

See accompanying notes to financial statements

INNOVATIVE PRODUCTION GROUP FZ LLC
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$293,762	$368,902
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Bad debts written off	25,531	346,975
Interest and finance charges	20,146	—
Deferred tax benefit	19,163	26,595

Changes in assets and liabilities:
Accounts receivable	622,727	(2,168,692)
Deferred cost	201,268	(201,268)
Loans and advances	(32,540)	(1,513)
Accounts payable	(2,633,025)	2,859,192
Other current liabilities	739,636	55,852
Accrued liabilities – employee related costs	(11,977)	9,434
Deferred revenue	(331,595)	(1,160,758)
Due from related party	(16,952)	4,984
Net cash (used in) provided by operating activities	(1,103,856)	139,703

Cash flows from investing activities:
Net cash (used in) provided by investing activities	—	—

Cash flows from financing activities:
Proceeds from borrowings – Bank	6,96,748	—
Repayment of borrowings – Bank	(48,385)	—
Proceeds from borrowings – Director	7,15,126	10,33,369
Repayment of borrowings – Director	(3,77,739)	(12,11,965)

Net cash (used in) provided by financing activities	985,750	(178,596)

Net increase (decrease) in cash and cash equivalents	(118,107)	(38,893)
Cash and cash equivalents, beginning of year	306,268	345,161
Cash and cash equivalents, end of year	$188,161	$306,268

See accompanying notes to financial statements

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 1: Description of business and organization

The Innovative Production Group FZ LLC (formerly known as Innovative Production Group FZE, and hereinafter referred to as “we,” “us,” “our,” “IPG FZ LLC,” “IPG” or the “Company”) is a sports marketing agency founded in Dubai by Mr. Anil Mohan under the provisions of Fujairah Media Free Zone and in compliance with the United Arab Emirates Companies’ Law. On April 15, 2022, Mr. Madhu Sharma became a shareholder within the company. It is located at Creative Tower, Hamad Ben Mohammed St, Fujairah, United Arab Emirates, 4422, and was incorporated on December 6, 2015. The company is engaged in the sports industry and provides services in various areas, including:

1.      Sports & league management: End-to-end management of sports leagues and events, including conceptualization, execution, and promotion.

2.      Live sports broadcast: Production of live sports events for television broadcast, including technical, production, graphics, and equipment support.

3.      League franchise sales & sponsorships: Sales and sponsorship management for sports franchises, events, and players.

4.      Sports marketing: Branding, sales planning, strategic alliances, activations, sponsorship development, merchandising, strategic consulting, and licensing for sports brands and entities.

5.      Ground sponsorship: Acquisition of ground rights and development of strategic partnerships with brands for sports events and associations.

6.      Media rights — Digital & Broadcasting: Distribution of media rights for sports leagues, teams, and broadcasters across various platforms.

7.      Media distribution services: Single and multi-camera live sports production, uplinking, and live streaming solutions.

8.      Equipment & OB van hire: Flypacks and outside broadcast trucks for sports production.

IPG has a crew having myriad experience in producing sports globally. Experienced and world-renowned Directors will be at the helm of the broadcast assisted by skilled Producers, world-class Cameramen, EVS Operators, Vision Mixers, Managers, and well-equipped Engineers.

The company has been engaged in various projects, such as Lanka Premier League, SLC Invitational T20 League, Abu Dhabi T10, Pakistan Super League, Cricket broadcast production for various tournaments, SA vs PAK Cricket Studio Show, Ireland Tri-Nation Series, World Cup, Champions Trophy, etc.

Note 2: Going concern

The Company has a net income of $293,762 for the year ended December 31, 2025, and net income of $368,902 for the year ended December 31, 2024. As of December 31, 2025, the Company had an accumulated deficit of $4,232,722 and a working capital deficit of $660,454. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 2: Going concern (cont.)

Management plans

Throughout the next twelve months, the Company intends to fund its operations primarily from raising capital. The Company also plans to continue to generate revenues and is continuing cost-cutting measures initially implemented in 2024, which the Company has already made during the first several months of 2025 and into 2026.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amount of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Note 3: Basis of preparation and summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements are presented in U.S. dollars.

Use of estimates

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates. Areas requiring significant estimates and assumptions by the management include, but are not limited to:

1.      Recognition of revenue;

2.      Credit loss on trade receivables and contract receivables;

3.      Determination of standalone selling price of performance obligations for revenue contracts with multiple performance obligations;

4.      Accruals for taxes and other liabilities;

5.      Valuation allowance for deferred taxes; and

6.      License fee payment for event rights

Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in equity that result from transactions and economic events other than those with stockholders. There was no difference between net income (loss) and comprehensive income (loss) presented in the financial statements for the years ended December 31, 2025 and 2024.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue is recognized when control of a promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 3: Basis of preparation and summary of significant accounting policies (cont.)

The Company applies the following five-step model to each customer contract:

Step 1: Identify the contract(s) with a customer

A contract exists when the parties have approved the arrangement, each party’s rights and payment terms can be identified, the arrangement has commercial substance, and collection of consideration is probable. The Company’s contracts are primarily entered into with sports boards, broadcasters, franchisees, sponsors.

Step 2: Identify the performance obligations in the contract.

Performance obligations are promises to transfer distinct goods or services to the customer. The Company evaluates the promised services within each contract and has determined that such services are not distinct within the context of the contract, as they are highly interrelated and integrated to deliver a combined output. Accordingly, these services are accounted for as a single performance obligation.

Step 3: Determine the transaction price.

The transaction price is generally fixed and determinable based on the contractual terms. It may include fixed fees, recurring annual fees, event-based fees, licensing fees, sponsorship consideration, ticket sales and other agreed contractual amounts. Variable consideration, if any, is estimated only to the extent that it is probable that a significant reversal of revenue will not occur. For certain event-based contracts, including production and related service arrangements, the contract may also specify pricing for additional or unscheduled matches. Revenue relating to such additional matches is recognized when the related services are performed, based on the contractual rates agreed for those matches.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Where a contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation. If multiple performance obligations are identified, the transaction price is allocated based on the relative standalone selling prices of each distinct performance obligation.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the customer. For the majority of the Company’s revenue streams, control transfers over time because the customer simultaneously receives and consumes the benefits as the Company performs.

The Company measures progress toward completion using a method that faithfully depicts the transfer of control, which may include:

•        time-based measures, such as the passage of time over the contractual term or event duration;

•        output-based measures, such as the number of matches completed, production hours delivered, data feeds provided, or other contractual milestones; or

•        input-based measures, where appropriate, based on resources consumed or efforts expended.

These methods are applied consistently to similar contracts.

The Company’s revenue is primarily derived from the exclusive commercialization rights granted under a multi-year agreement with the governing body of a professional cricket tournament. These commercialization rights include the ability to manage and sublicense international media rights, in-venue sponsorships, franchise team rights, and audiovisual production services.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 3: Basis of preparation and summary of significant accounting policies (cont.)

For event-based contracts, including tournaments, bilateral series, and related commercial arrangements, revenue is recognized over the relevant event period, match schedule, or contractual term, as the underlying services are rendered or rights are delivered. Where a contract covers a specified series of matches or events, the Company evaluates whether the promised services represent a single performance obligation comprising a series of distinct services that are substantially the same and transferred over time. Revenue is recognized based on the measure of progress toward complete satisfaction of that performance obligation, typically using an output method based on matches completed or events delivered.

If substantially all contracted matches or events are completed, and any remaining undelivered matches or events are not material in the context of the overall arrangement, the Company recognizes revenue up to the full contractual consideration, provided that control of substantially all promised services has transferred to the customer and collection is probable. Conversely, if a significant portion of the contracted matches or events remains undelivered, revenue is recognized only to the extent of services performed as of the reporting date, generally on a proportionate basis relative to the total contractual scope. This approach is intended to faithfully depict the transfer of control and the Company’s progress toward satisfaction of its performance obligations under ASC 606.

Direct operating expenses

Direct operating expenses primarily include costs directly associated with the execution and delivery of sports league operations, events, and related broadcast activities including media and rights related costs, production and broadcast costs, crew fees, equipment hire, satellite services, and venue expenses.

Non-refundable franchise income

In accordance with the terms of the franchise agreements, if a franchisee is terminated for any reason, any amounts received by the Company from the franchisee are considered non-refundable and forfeited. Such amounts are recognized as non-refundable income at the time of termination. These are excluded from revenue recognized under ASC 606.

Contract liabilities (deferred revenue)

The Company records contract liabilities (deferred revenues) in accordance with ASC 606-10-45-1 when cash payments are received or due in advance of performance. These amounts are recognized as revenue over time, as the related services are rendered. Revenue related to deferred revenue balances is recognized using an output method, which reflects the value transferred to the customer, typically based on the delivery of services such as event execution, broadcasting, or branding exposure over the period of the event or contract. As of December 31, 2025 and 2024, the Company’s deferred revenue was $7,460 and $339,054, respectively.

Deferred costs

Deferred costs — Zimbabwe vs. Afghanistan Series

As of December 31, 2024, the Company had deferred costs of $201,268 in current assets in accordance with ASC 340-40-25,, related to the Zimbabwe vs. Afghanistan cricket series, which commenced in December 2024 and concluded on January 6, 2025. One test match took place in January 2025, and accordingly, the Company had recorded production-related expenses such as crew fees, equipment rental, satellite services, and related production expenses attributable to services not yet delivered as of the prior year-end.

During the year ended December 31, 2025, upon completion of the Zimbabwe vs. Afghanistan series in January 2025, the Company recognized the full deferred cost balance of $201,268 in the cost of revenues in accordance with ASC 340-40-35-1 consistent with the recognition of the related revenue. Accordingly, no deferred cost balance remains as of December 31, 2025. Both the deferred revenue and deferred costs associated with this series were fully recognized in the year ended December 31, 2025, in line with the completion of the related performance obligations.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 3: Basis of preparation and summary of significant accounting policies (cont.)

Accounts receivable

Accounts receivable are stated at cost, net of an allowance for credit losses. The Company recognizes an allowance for credit losses in accordance with ASC 326, Financial Instruments — Credit Losses, using a current expected credit loss model based on management’s specific identification of customer balances where collectability is assessed to be uncertain. In evaluating collectability, the Company considers the age of the balance, the customer’s payment history, creditworthiness, and current economic conditions. Receivables are written off against the allowance when management determines that recovery is no longer probable. Subsequent recoveries of amounts previously written off are credited to the allowance in the period received. See Note 6.

LPL Event rights fees

The Company is party to a Master Event Rights Agreement dated October 14, 2020 with Sri Lanka Cricket (“SLC”), as amended by five addendums (collectively, the “ERA”), under which it holds exclusive global commercial rights, excluding Sri Lanka, to organize, manage, and commercialize the Lanka Premier League (“LPL”) for a total term of ten seasons ending March 14, 2030. The ERA grants rights across four categories: international media rights, ground sponsorship rights, team franchise and ownership rights, and audiovisual production rights. Under the agreement, the Company was required to secure its rights each year through the payment of an annual Event Rights Fee or by furnishing a bank guarantee by March 15 of that year. The agreement grants SLC the right to terminate the Company’s rights in any given year if payment or security is not provided by the due date.

The Company’s right to conduct each annual LPL season is contingent upon paying the full Event Rights Fee (“ERF”) in cash no later than 60 days prior to tournament commencement, or submitting an irrevocable unconditional bank guarantee in favour of SLC by the tournament commencement date. The ERA renews automatically each year solely upon fulfillment of this obligation; if the ERF is not paid or guaranteed, the agreement expires for that year without liability. The minimum guaranteed ERF escalates at 11% per annum from the Third Season (2022) onward. In the event of force majeure arising from a pandemic or epidemic, the ERF is payable proportionately based on matches completed.

The Company recognizes ERF as a cost of revenue in the period the rights are secured through payment or guarantee. In addition, the Company is obligated to share with SLC 15% of Ground Sponsorship and International Media Rights revenues for Seasons 6 through 8 (2025 – 2027) and 20% for Seasons 9 through 10 (2028 – 2030), recognized as a cost in the period the related revenues are earned. For the year ended December 31, 2024, the ERF for the LPL 2024 tournament was fully expensed in cost of revenue. For the year ended December 31, 2025, no LPL season was held and no ERF was incurred.

Liabilities related to event rights

In accordance with ASC 405, the Company recognizes a liability for event right fees only when a present obligation exists — i.e., when the ERF has been contractually committed through either payment or the issuance of a bank guarantee. As of December 31, 2025, no such obligation has been triggered, and accordingly no liability has been recognized with respect to any future Event Rights Fee. Future ERF obligations will be recognized as liabilities in the period they become legally enforceable.

Net income (loss) per Share

The Company reports earnings (loss) per share in accordance with FASB ASC 260 “Earnings per share”. The Company’s basic earnings (loss) per share are computed using the weighted average number of shares outstanding for the periods presented. Diluted earnings (loss) per share are computed based on the assumption that any dilutive options or warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, the Company’s outstanding stock warrants are assumed to be exercised, and funds thus obtained were assumed to be used to purchase common stock at the closing market price as at year end. There were no dilutive instruments outstanding during the year ended December 31, 2025, and 2024. The calculation of basic and diluted earnings (loss) per share is net of tax.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 3: Basis of preparation and summary of significant accounting policies (cont.)

Cash and cash equivalents

The Company classifies all highly liquid debt instruments and investments purchased with an original maturity of three months or less as cash equivalents in accordance with ASC 230-10-20. See Note 5.

Employee benefit plan

In accordance with the provisions of UAE Labor Law, the Company provides statutory end-of-service benefits (gratuity) to its expatriate employees upon termination of employment. The Company accounts for this obligation in accordance with ASC 710-10, Compensation — General, which requires recognition of employee compensation costs in the period the related services are rendered. This benefit is calculated based on the employee’s last drawn basic salary and length of continuous service. Employees become eligible for gratuity after completing one year of continuous service, and the standard benefit is calculated as 21 days’ basic wage for each completed year of service. Employees become eligible for gratuity upon completion of one year of continuous service. The gratuity obligation is classified as a short-term provision and recognized within accrued liabilities in the financial statements. As the UAE gratuity scheme is a statutory termination benefit and not a defined benefit pension plan, the recognition and measurement requirements of ASC 715, Compensation — Retirement Benefits, do not apply, and accordingly no actuarial valuation has been obtained. As of December 31, 2024, the Company maintained a provision of $11,977 in respect of end-of-service gratuity and other employee-related accruals, including office expenses and insurance obligations. During the year ended December 31, 2025, the Company settled the gratuity entitlements of the relevant employees through cash payments of $4,931. The remaining balance of $7,046, relating to accruals no longer payable following the departure of the relevant employees and the lapse of the associated obligations, was reversed and recognized as a credit within general and administrative expenses in the statements of operations for the year ended December 31, 2025. As of December 31, 2025, no provision for end-of-service gratuity or related employee obligations remains outstanding.

Fair value of financial instruments

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosure (“ASC 820”) for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

As of December 31, 2025 and 2024, the Company did not hold any financial instruments measured at fair value on a recurring basis. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and related party balances approximate their fair values due to the short-term nature and maturities of these instruments.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 3: Basis of preparation and summary of significant accounting policies (cont.)

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. All transactions are recorded at arm’s length prices, reflecting the fair value of the goods or services exchanged.

Concentration of credit risk

The Company primarily transacts its business with one financial institution. The amount of deposits in that one institution may from time to time exceed the federally-insured limit.

Segment information

The Company applies the provisions of ASC Topic 280, Segment Reporting, which establishes standards for the disclosure of financial and descriptive information about reportable operating segments. An operating segment is defined as a component of a business that engages in revenue-generating activities, whose results are regularly reviewed by the chief operating decision maker (CODM) to make decisions about resource allocation and performance assessment.

The Company’s operations are managed and reported as a single reportable segment, which reflects the integrated nature of its business model. For the year ended December 31, 2025, the Company’s core activities comprised audiovisual production services for international cricket tours and tournaments. These activities are managed together and rely on a unified set of assets, personnel, and strategic planning resources.

The Company’s CODM, which is comprised of senior executive management, evaluates financial performance and allocates resources based on the results of operations as a whole. Accordingly, the Company has determined that it has one operating and reportable segment. Geographic revenue information is disclosed in Note 12 in accordance with ASC 280-10-50-41.

Income taxes

The Company accounts for income taxes under the provisions of ASC 740, Income Taxes, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Deferred tax assets are recognized only to the extent that it is more likely than not that sufficient taxable income will be generated in future periods to realize the benefit. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

On January 1, 2024, the United Arab Emirates introduced a federal Corporate Tax regime under Federal Decree-Law No. 47 of 2022 on the Taxation of Corporations and Businesses. Under this law, taxable income exceeding the exemption threshold of AED 375,000 (approximately $ 100,000) per annum is subject to corporate tax at a standard rate of 9%. Taxable income at or below this threshold is subject to a 0% rate. In accordance with Article 37 of the UAE Corporate Tax Law, tax losses incurred in a financial year may be carried forward and offset against up to 75% of taxable income in subsequent financial years. See Note 13.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 3: Basis of preparation and summary of significant accounting policies (cont.)

Recent accounting pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard requires disclosure of additional information about specific expense categories included in income statement line items such as cost of revenues and general and administrative expenses. The standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statement disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets: The ASU provides a practical expedient permitting entities to assume that conditions at the balance sheet date remain unchanged over the life of current accounts receivable and current contract assets when estimating expected credit losses. The guidance is effective for annual and interim reporting periods beginning after December 15, 2025, with early adoption permitted. The Company does not expect ASU 2025-05 to have a material impact on its financial statements.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements: The ASU requires entities to disclose events occurring since the end of the last annual reporting period that have a material impact on the entity. The amendments apply to all entities that present interim financial statements in accordance with GAAP. The guidance is effective for annual reporting periods beginning after December 15, 2027, and interim periods within those annual reporting periods, with early adoption permitted. The amendments may be applied either prospectively or retrospectively. The Company expects ASU 2025-11 to impact its disclosures only and does not expect it to affect its results of operations, financial condition or cash flows.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which makes various non-substantive technical corrections and clarifications to the FASB Accounting Standards Codification. ASU 2025-12 is effective upon issuance. The Company does not expect the adoption of ASU 2025-12 to have a material impact on its financial statements.

Note 4: Disaggregation of revenue

The following table disaggregates the Company’s revenues by type of goods or services in accordance with the disclosure requirements per ASC Subtopic 280-10-50-38 to 40 and the disaggregation of revenue required disclosures in accordance with ASC Subtopic 606-10-50-5 for the years ended December 31, 2025 and 2024.

	December 31, 2025	December 31, 2024
Production fee income	$4,859,715	$5,088,549
Sponsorship fee	—	2,385,809
Franchise fees	—	3,473,636
Ticketing income	—	80,942
Team jersey sale	—	220,000
Betting data rights	—	105,000
Franchise box catering	—	7,742
Reimbursement	—	38,333
Broadcast rights	—	608,000
Ground branding/on ground sales	—	35,099
Total revenues	$4,859,715	$12,043,110

For the year ended December 31, 2025, the Company’s revenue was derived entirely from production fee income related to international match and tournament production services. There was no LPL season held during 2025. Revenue for 2025 also includes $52,326 from IML production fees.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 5: Cash and cash equivalents

	December 31, 2025	December 31, 2024
Cash on hand	$112,436	$103,576
Balances with banks (Mashreq Bank)	75,725	202,692
Total	$188,161	$306,268

Note 6: Accounts receivable

	December 31, 2025	December 31, 2024
Trade receivables	$2,987,073	$3,729,799
Less: Allowance for credit losses	(100,602)	(195,071)
Total accounts receivable, net	$2,886,471	$3,534,728

Included within trade receivables as of December 31, 2025 is an amount of $1,699,201 representing amounts due from a franchisee of the Lanka Premier League in respect of unpaid franchise fees and related obligations. The Company filed a claim before the Dubai International Financial Centre Courts on May 30, 2025 seeking recovery of these amounts. Management reversed the allowance for credit losses of $169,920 previously recognized against this balance, as the receipt of a default judgment subsequent to December 31, 2025 supports the recoverability of the full carrying amount.

During the year ended December 31, 2025, the Company settled two outstanding receivable disputes. A franchise-related receivable due from Auslink Transport Services Pty Ltd, which had been written down by $151,904 in the prior year to a carrying value of $150,000, was settled in full for $150,000 during the current year, resulting in no income statement impact in the current year. A media rights receivable of approximately $195,000 due from VIS Broadcasting (Private) Limited was settled for $75,000, with the difference of $120,000 recognized as bad debt expense within general and administrative expenses for the year ended December 31, 2025.

As of December 31, 2025, the allowance for credit losses of $100,602 represents a provision of 40% of the outstanding balance due from one customer with an aged receivable, based on management’s specific assessment of collectability. The provisioning rate was increased from 10% during the year following management’s updated assessment of recoverability.

As of December 31, 2024, the allowance for credit losses of $195,071 was based on management’s specific identification of two customer balances where collectability was assessed to be uncertain, applying a provisioning rate of 10% to the outstanding amounts from each customer.

Note 7: Loans and advances

	December 31, 2025	December 31, 2024
Advance for right fees	$185,000	$185,000
Advance for production	35,858	3,318
Total loans and advances	$220,858	$188,318

Note 8: Related party transactions

Related parties include the shareholders, key management personnel, fellow subsidiaries, associates, joint ventures, directors and entities which are controlled directly or indirectly by the shareholders or directors or over which they exercise significant management influence. Transactions between the Company and its related parties are described below. Transactions with related parties were entered into on terms as agreed by the management.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 8: Related party transactions (cont.)

Description of related parties:

1.      Mr. Anil Mohan — Shareholder, Chairman and Director of the Company.

2.      Mr. Madhu Sharma — Shareholder and Senior Vice President — Product Development

3.      IPG Lanka Private Limited — Entity under common management with the Company.

4.      IPG Global Sports Services LLC — Entity under common management with the Company.

5.      Ms. Vidusshe Sevalingma — Relative of director.

The following transactions were carried out with related parties during the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Managerial remuneration – Director	$196,344	$196,344
Advance received – Entity under common management	223,210	1,611,561
Advance paid – Entity under common management	252,298	1,281,891
Consultancy services and reimbursement – Relative of Director	22,965	16,500
Reimbursement – Director	17,391	73,271
Loan received from Director	715,126	1,033,369
Repayment of loan to the Director	377,739	1,211,965

The following balances were outstanding at the end of the reporting period:

	Nature	December 31, 2025	December 31, 2024
Receivable – Entity under common management	Corporate and operational services rendered; Unsecured and non-interest bearing	$18,264	$1,311
Payable – Entity under common management	Corporate and operational services received; Unsecured and non-interest bearing.	324,849	351,311
Payable – Relative of Director	Consultancy services and reimbursement; Unsecured and non-interest bearing.	—	1,650
Payable – Director	Accrued compensation obligation	196,359	128,184
Payable – Director	Working capital advances provided to the company, unsecured, non interest bearing repayable on demand	90,662	73,271
Payable – Director	Unsecured, interest free loan; not repayable within twelve months	370,504	33,117

The loan payable to a Director of the Company of $370,504 (2024: $33,117) is unsecured, interest-free, and not repayable within the next twelve months; it is accordingly classified as a non-current liability. See Note 10 for further details. In addition, the same Director has provided a first-degree mortgage over his personal residential property in Downtown Dubai as collateral security for the Company’s secured term loan with Mashreq Bank PSC (see Note 10).

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 9: Other current liabilities

Other current liabilities consist of following:

	December 31, 2025	December 31, 2024
Advance received – LPL 5	$100,000	$100,000
Allowance for central pool expense to SLC	—	145,925
Accrued interest	20,146	—
Franchise fee received in advance – LPL 6	799,995	—
Total other current liabilities	$920,141	$245,925

Note 10: Long-term borrowings

Long-term borrowings consist of following:

	December 31, 2025	December 31, 2024
Secured loan – Mashreq bank	$648,363	$—
Unsecured loan – related party	370,504	33,117
Total	$1,018,867	$33,117
Less : Current maturities	110,568	—
Long-term borrowings, net of current	$908,299	$33,117

On June 23, 2025, the Company entered into a secured term loan agreement with Mashreq Bank PSC for AED 2,555,000 (approximately $696,000 at the date of disbursement), with a 72-month repayment term and equal monthly installments of AED 43,682. The loan bears interest at a variable rate of 2.8% per annum plus 3-month EIBOR, reset quarterly on the first day of each calendar quarter. The loan is secured by a first-degree mortgage over residential property owned by Mr. Anil Mohan Sankhdhar, the Company’s chairman, principal shareholder and director, registered with the Dubai Land Department in favor of Mashreq Bank PSC. Personal and corporate guarantees have also been provided by Mr. Madhu Sharma and the Company, respectively. As of December 31, 2025, the outstanding balance was AED 2,377,569 ($648,363 at the closing rate of AED 1 = $0.2727), of which $110,568 is due within the next twelve months and classified as current.

The unsecured loan from Mr. Anil Mohan Sankhdhar, a related party, bears no interest and is not repayable within the next twelve months. See Note 8 for further details of related party balances and transactions.

The following table is a summary of annual principal payments of the Company’s outstanding debt:

Year Ended December 31,
2026	$110,568
2027	104,479
2028	111,001
2029	117,864
2030	125,125
Thereafter	79,326
Total	$648,363

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 11. Commitments and contingencies

Future event rights commitments

The Company is party to a Master Event Rights Agreement dated October 14, 2020 with Sri Lanka Cricket (“SLC”), as amended by five addendums (collectively, the “ERA”), under which it holds exclusive global commercial rights, excluding Sri Lanka, to organize, manage, and commercialize the Lanka Premier League (“LPL”) for a total contractual term of ten seasons. Pursuant to the Fifth Addendum dated April 5, 2022, SLC agreed to extend the term of the ERA by five years commencing March 15, 2025 and ending March 14, 2030, covering LPL Seasons 6 through 10. See Note 3 for a description of the ERF payment mechanism, annual escalation terms, revenue sharing obligations, and the Company’s accounting policy with respect to Event Rights Fees.

The Company’s obligation to pay the ERF for any given season arises only upon its annual election to conduct that season through payment or guarantee. Future ERF commitments are accordingly contingent upon this annual election and are not recognized as liabilities until triggered. The Company is obligated to share with SLC 15% of Ground Sponsorship and International Media Rights revenues for Seasons 6 through 8 (2025 – 2027) and 20% for Seasons 9 through 10 (2028 – 2030), in each case recognized only in the period such revenues are earned. No revenue sharing obligation has been triggered as of December 31, 2025, as no LPL season was held during the year.

As of December 31, 2025, the Company has received advances totaling $799,995 from third-party commercial partners in connection with the anticipated Lanka Premier League Season 6, comprising $799,995 from Witness Sports Alliance LLC. These amounts are classified within Other Current Liabilities on the balance sheet as of December 31, 2025, pending formal execution of the LPL Season 6 agreements and the Company’s exercise of its extension rights under the Master Event Rights Agreement. No revenue has been recognized in respect of these advances as of December 31, 2025.

Contingencies

The Company was party to a franchise agreement dispute with a franchisee of the Lanka Premier League in respect of unpaid franchise fees and related obligations. A default judgment was obtained by the Company subsequent to December 31, 2025. See Notes 6 and 14 for further details.

As of December 31, 2025, except as disclosed, the Company is not aware of any other pending legal proceedings, regulatory actions, or other contingent matters that would require disclosure or have a material impact on its financial position or results of operations.

Note 12: Segment information

The Company operates as a single reportable segment in accordance with ASC Topic 280, Segment Reporting. The Company’s CODM, comprised of senior executive management, evaluates financial performance and allocates resources based on the results of operations as a whole. The measure of segment profit or loss reviewed by the CODM is income before income taxes as reported in the statements of operations. As the Company operates as a single segment, the segment results are equal to the results presented in the accompanying financial statements.

The Company generates revenues from customers located in various countries. For the year ended December 31, 2025, approximately 68% of the Company’s total revenue was generated from customers based in Zimbabwe, approximately 31% from customers based in Sri Lanka, and the remaining 1% from India. In comparison, for the year ended December 31, 2024, approximately 82% of total revenue was generated from customers based in Sri Lanka, with the remaining 18% derived from Zimbabwe.

Total assets as of December 31, 2025 and 2024 were $3,313,754 and $4,231,893, respectively. All of the Company’s long-lived assets are located in the United Arab Emirates. All of the Company’s long-lived assets are located in the United Arab Emirates.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 13: Income tax

Income tax expense attributable to operations comprised the following components:

	December 31, 2025	December 31, 2024
Current tax expense	$19,163	$(7,311)
Deferred tax expense	—	(19,283)
Income tax expense, net	$19,163	$26,594

The provision for income tax recorded on the balance sheet is reconciled as follows:

	December 31, 2025	December 31, 2024
Opening balance	$7,311	—
Current tax expense	19,163	$7,311
Total provision for income tax	$26,474	$7,311

Rate reconciliation

The following table reconciles the UAE statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2025 and 2024:

	2025		2024
	Amount	Rate	Amount	Rate
Income before income taxes	$312,925		$395,496
Tax at UAE statutory rate of 9%	28,163	9.0%	35,595	9.0%
Effect of basic exemption threshold (AED 375,000/~USD 100,000)	(9,000)	(2.9)%	(9,000)	(2.3)%
Effect of tax loss carryforward utilized	—	0%	(19,284)	(4.9)%
Income tax expense at effective rate	19,163	6.1%	7,311	1.8%

Tax computation

For the year ended December 31, 2025, the Company reported income before income taxes of $312,925. After applying the basic exemption threshold of $100,000, net taxable income was $212,925, resulting in current tax expense of $19,163 at the 9% statutory rate. No tax losses were available for carryforward as all prior year losses were fully utilized in 2024.

For the year ended December 31, 2024, the Company reported income before income taxes of $395,496. After applying the basic exemption of $100,000, taxable income was $295,496. Prior year tax losses of $214,258, within the permissible 75% offset limit of $296,622, were fully utilized, reducing net taxable income to $81,238 and resulting in current tax expense of $7,311.

Income taxes paid

For the years ended December 31, 2025 and 2024, all income taxes were payable to the UAE Federal Tax Authority. No income taxes were paid in cash during the years ended December 31, 2025 and 2024, as the amounts remained outstanding and are reflected in the provision for income tax on the balance sheet. The cumulative provision for income tax of $26,474 as of December 31, 2025 represents the full unpaid tax obligation of the Company to the UAE Federal Tax Authority.

INNOVATIVE PRODUCTION GROUP FZ LLC
NOTES TO FINANCIAL STATEMENTS

Note 13: Income tax (cont.)

Deferred taxes

As of December 31, 2025 and 2024, the Company had no deferred tax assets or liabilities. The Company evaluates its deferred tax positions in accordance with ASC 740 and will recognize deferred tax assets only to the extent it is more likely than not that sufficient taxable income will be generated in future periods to realize such assets. The deferred tax asset of $19,283 recognized as of December 31, 2023 in relation to prior accumulated losses was reversed in full during 2024 as those losses were utilized, generating a deferred tax benefit of $19,283. Net income tax expense for 2024 was $7,311.

Uncertain tax positions

The Company had no uncertain tax positions as of December 31, 2025 and 2024, and accordingly no liability for unrecognized tax benefits has been recorded. The Company’s UAE corporate tax filings are subject to examination by the Federal Tax Authority for all periods since the introduction of the UAE Corporate Tax regime on January 1, 2024.

Note 14: Subsequent events

Acquisition by Flash Sports & Media, Inc. and Merger with urban-gro, Inc.

On February 17, 2026, Flash Sports & Media, Inc. (“Flash”), a Delaware corporation, acquired a 51% membership interest in the Company pursuant to a Membership Interest Purchase Agreement dated July 27, 2025, as amended (the “MIPA”). Consideration transferred to the Company’s members consisted of $5,000,000 in cash and equity valued at $12,500,000, determined by a fixed number of shares based on a volume-weighted average price mechanism. Flash may also pay contingent consideration of up to $24,000,000 over three years (2025 – 2027) contingent upon the Company achieving specified revenue and EBITDA targets. The remaining 49% membership interest continues to be held by the Company’s existing members, subject to a first right of refusal held by Flash to acquire the remaining interest within three years at a fixed price based on a total Company valuation of $40,000,000. Concurrently on February 17, 2026, urban-gro, Inc. (“UGRO”), a Delaware corporation listed on the Nasdaq Capital Market (ticker: UGRO), completed its merger with Flash pursuant to an Agreement and Plan of Merger, whereby Flash became a wholly owned subsidiary of UGRO. UGRO issued shares of common stock and Series B Non-Voting Convertible Preferred Stock to Flash stockholders based on an agreed equity valuation of $176,500,000. UGRO has been determined to be the accounting acquirer under ASC 805, Business Combinations. The Company is consolidated as a majority-owned subsidiary of Flash within UGRO’s consolidated financial statements, with the 49% noncontrolling interest presented separately. In connection with the MIPA, Flash committed to fund $10,000,000 in working capital to the Company for league and business operations, payable in tranches over the twelve months following closing.

Default Judgment — Innovation Factory Royal Investment Group LLC

On March 17, 2026, the Dubai International Financial Centre Courts granted a default judgment in favour of the Company against Innovation Factory Royal Investment Group LLC (Claim No. CFI 054/2025) following the defendant’s failure to file a defense. The judgment awards principal of $2,883,407, comprising the outstanding Season 4 franchise balance of $339,202, unpaid Season 5 fees of $1,600,000, amounts remitted to Sri Lanka Cricket on the defendant’s behalf of $849,364, and outstanding surcharges of $94,841, together with accrued interest of $699,194 to January 9, 2026 and continuing interest at 9% per annum thereafter until payment, and legal costs of AED 1,020,048.

The principal judgment amount of $2,883,407 exceeds the carrying value of the related receivable on the balance sheet of $1,699,201 by $1,184,206, representing surcharges and other amounts claimed in the proceedings not previously recognized on the balance sheet. No amounts in excess of the $1,699,201 carrying value have been recognized in the financial statements as of December 31, 2025. Management reversed the allowance for credit losses of $169,920 previously recognized against this receivable, as the receipt of the default judgment supports the recoverability of the carrying amount. The Company is actively pursuing enforcement of the judgment and recovery of all awarded amounts. See Notes 6 and 11.

Flash Sports & Media Holdings, Inc.

62,670,547 Shares of Common Stock

________________________________

PRELIMINARY PROSPECTUS

________________________________

June 30, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$16,292.67
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees and expenses		*
Total	$	*

____________

*        Estimated expenses are not presently known. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the maximum extent permitted by the DGCL, and our bylaws provide that we shall indemnify directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act.

Grow Hill Default

On October 1, 2024, we entered into an asset-based term Loan Agreement with Grow Hill, LLC (“Grow Hill”) pursuant to which Grow Hill extended to us a secured loan of $2,100,000 with an origination fee of $100,000, which was added to the amount of the loan. The loan is evidenced by a Secured Promissory Note issued by us to Grow Hill. Grow Hill received a security interest in certain of our assets pursuant to a security agreement between us and Grow Hill (the “Security Agreement”), which does not include any assets of our subsidiaries. This note accrues simple interest at an annual rate of fifteen percent (15%). In connection with entering in this loan, the Company issued to Grow Hill a warrant to purchase up to an aggregate of 160,000 shares of the Company’s common stock at an exercise price of $2.50 per share. Such warrant is exercisable immediately, will expire on the five (5) year anniversary of issuance, and is exercisable on a cashless basis at the election of the holder.

On October 14, 2025, we received service of process for a lawsuit filed by Grow Hill against us in the District Court for the City and County of Denver, Colorado (Case No. 2025CV33546) alleging breach of contract and fraud. Pursuant the complaint, Grow Hill stated that we were in default under the Secured Promissory Note due to a failure to timely make payments, and elected to accelerate all amounts due under the Secured Promissory Note, including a default fee equal to 1% of the outstanding principal amount. We are currently investigating available options to resolve the complaint and intends to vigorously defend the allegation of fraud.

As of December 31, 2025, the Company was in default under the Grow Hill Secured Promissory Note. Monthly payments of $87,500 plus interest ceased after the April 2025 payment. The outstanding balance was approximately $1,487,500 at December 31, 2025. Subsequent to year-end, the Company is in discussions for the Grow Hill debt to be acquired by a third party.

The Grow Hill loan agreement contained a covenant requiring the Company to maintain a Receivable Ratio of at least 2.00:1.00, calculated monthly. The Company failed to maintain the required ratio, which constituted an event of default.

On April 20, 2026, the Company entered into certain assignment, forbearance and exchange agreements with Hudson Global Ventures, LLC relating to the Grow Hill indebtedness, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2026.

Robert Pullar Settlement Warrant Issuance

As previously reported, on May 5, 2022, by Robert Pullar (“Pullar”) filed a lawsuit against the Company and Bradley Nattrass, in his capacity as the Company’s CEO, relating to a prior settlement agreement the Company had entered into with Pullar. On Friday, January 31, 2025, the parties entered a settlement agreement, without any admission of liability or wrongdoing, to settle all claims associated with the litigation in exchange for a cash payment by the Company to Pullar and an issuance of a warrant to purchase up to 75,000 shares of common stock with an exercise price per share of $1.00. Upon the payment of the settlement proceeds, the parties will enter into a motion to file with the court to dismiss the litigation with prejudice. Such warrant and the shares of common stock underlying this warrant were, and will be, offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. Pullar is an “accredited investor,” as defined in Regulation D, and is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Agile business loan and security agreement

On June 26, 2025, the Company entered into a business loan and security agreement with an effective date of June 24, 2025 (the “BLCA Effective Date”) by and among, Agile Capital Funding, LLC, Agile Lending, LLC, a Virginia limited liability company and each assignee that becomes a party pursuant to Section 12.1 of BLCA Loan Agreement. The Company and 2WR Of Colorado Inc., UG Construction, Inc., 2WR of Georgia, Inc., urban-gro Canada Technologies Inc., urban-gro Engineering, Inc. and urban-gro Architect Holdings, LLC, each a wholly owned subsidiary of the Company (individually, collectively, jointly and severally, the “Guarantors”). Pursuant to this BLCA Loan Agreement, the lenders extended to the Company a term loan of $1,050,000.00 (the “Term Loan”) to be used to fund the Company’s general business requirements. The BLCA Loan Agreement is for a term of twenty-eight weeks from the effective date (the “Maturity Date”) and includes an administrative agent fee of $50,000.00 to be remitted to Agile Capital Funding, LLC which was added to the amount of the loan. The Company may make a full prepayment or partial prepayment of the Term Loan, however, upon the prepayment of any principal amount, the Company shall be obligated to pay a premium payment of such principal so paid, which shall be equal to the aggregate and actual amount of interest that would be paid through the Maturity Date; provided however that, if the Company makes a prepayment within 60 calendar days after the effective date, the Company will receive the discounted prepayment fee that is included in Exhibit E to the BLCA Loan Agreement. The Term Loan is evidenced by a secured promissory note issued by the Company. Upon an event of default, the lenders will receive a security interest in certain of the Company’s assets, subject to certain exceptions.

As of December 31, 2025, the Company had ceased making the required weekly payments of $54,000. The last payment was made on or about September 9, 2025. The outstanding principal balance was $675,000 at December 31, 2025. On February 19, 2026, the Company entered into a Forbearance Agreement with Agile, establishing total outstanding indebtedness of $1,380,524 (inclusive of accrued interest, default interest at 5%, and prepayment premiums). In satisfaction of this balance, the Company issued 331,640 shares of common stock (post-split) to Hudson Global Ventures, LLC through a series of exchanges between February 27 and March 25, 2026. The Agile indebtedness was fully satisfied as of March 25, 2026.

J Brrothers Settlement Shares Issuance

On August 8, 2025, we entered into a Settlement and Release Agreement (the “Settlement Agreement”) with J Brrothers LLC (“J Brrothers”) and Herb-a-More LLC relating to a dispute arising from amounts due for certain heating, ventilation and air conditioning equipment. Pursuant to the terms of the Settlement Agreement, among other things, we issued a promissory note to J Brrothers with an original principal amount of $395,556 and issued 150,000 unregistered shares of our common stock to J Brrothers. The note accrues simple interest at an annual rate of 12% and has a maturity date of March 18, 2026. The note must be repaid in monthly installments over a period of eight months, with the first seven payments being $50,000 per month and the final monthly payment being $64,047. Any remaining principal and accrued but unpaid interest will become due and payable on the maturity date, and the note may be prepaid without penalty. The note includes customary representations and warranties, customary events of default and a 17% default interest rate.

As of the date of this prospectus, no payments have been made under the note; however, the note is not currently in default, and the parties continue to work toward a resolution.

Private Placement of Common Stock

On January 19, 2026, the Company entered into a private placement transaction pursuant to a Purchase and Subscription Agreement with One Eyed Jack Enterprises LLC, an accredited investor, in a private offering exempt from registration under applicable securities laws. Under the agreement, the Company agreed to issue 1,000,000 shares of its common stock at a purchase price of $0.10 per share for total gross proceeds of $100,000, on a pre-reverse stock split basis. After giving effect to the 1-for-25 reverse stock split, this is equivalent to 40,000 shares of common stock at an adjusted price of $2.50 per share.

Subscription Agreements with Accredited Investors

On January 23, 2026 and January 28, 2026, the Company entered into Purchase and Subscription Agreements (the “Subscription Agreements”) with certain accredited investors. The Company agreed to issue shares of its common stock pursuant to the Subscription Agreements at a purchase price of $0.10 per share for aggregate gross proceeds of $200,000. Pursuant to the Subscription Agreements, the Company issued an aggregate of 1,000,000 shares of its common stock, which, following the Company’s reverse stock split, are equal to 40,000 shares of common stock on a post-split basis. No additional shares of common stock or other equity securities will be issued pursuant to the Subscription Agreements.

The Subscription Agreements include customary representations, warranties and covenants of the parties, including a covenant granting registration rights to the Investors with respect to the shares to the extent the Company files any other registration statement registering the sale of its common stock in the future.

Agile Loan Agreement

On February 4, 2026, the Company entered into a business loan and security agreement (the “Loan Agreement”) with an effective date of February 3, 2026 (the “Effective Date”) by and among, Agile Capital Funding, LLC, Agile Lending, LLC, a Virginia limited liability company, each an existing lender to the Company and each assignee that becomes a party pursuant to Section 12.1 of the Loan Agreement (the “Lenders”), the Company and urban-gro Canada Technologies Inc., a wholly owned subsidiary of the Company (individually, collectively, jointly and severally, the “Guarantors”). The Company expects to use the proceeds for general working capital purposes, with a primary focus on vendor payments related to the Company’s efforts to comply with Nasdaq requirements.

Pursuant to the Loan Agreement, the Lenders extended to the Company a term loan of $105,000 (the “Term Loan”) to be used to fund the Company’s general business requirements. The Loan Agreement is for a term of twenty-eight weeks from the Effective Date (the “Maturity Date”) and includes an administrative agent fee of $5,000 to be remitted to Agile Capital Funding, LLC which was added to the amount of the loan. The Company may make a full prepayment or partial prepayment of the Term Loan, however, upon the prepayment of any principal amount, the Company shall be obligated to pay a premium payment of such principal so paid, which shall be equal to the aggregate and actual amount of interest that would be paid through the Maturity Date (the “Prepayment Fee”); provided however that, if the Company makes a prepayment within 90 calendar days after the Effective Date, the Company will receive the discounted Prepayment Fee that is included in Exhibit E to the Loan Agreement. The Loan contains standard events of default and representations and warranties by the Company and the Lenders including a mandatory prepayment, and an additional five (5%) percent interest rate following the occurrence of an event of default.

The term loan is evidenced by a confessed judgment secured promissory note issued by the Company to the Lenders (the “Promissory Note”). Pursuant to the Loan Agreement, upon an event of default, the Lenders will receive a security interest in certain of the Company’s assets, subject to certain exceptions.

Gemini Settlement Share Issuances

Subsequent to December 31, 2025, the Company commenced issuing shares of common stock to Gemini Finance Corp. pursuant to the Gemini Settlement Agreement and the Section 3(a)(10) fairness hearing approved on October 14, 2025. Per the Company’s transfer agent records, Gemini held 6,000 shares (post-split) as of February 18, 2026, representing the 150,000 shares previously issued as an amendment fee adjusted for the 1-for-25 reverse stock split. Subsequent to the reverse stock split, the Company issued additional shares to Gemini pursuant to the settlement: 36,000 shares were issued on or about March 11, 2026, and an additional 36,000 shares were issued on or about March 24, 2026, with shares being surrendered and reissued in connection with Gemini’s sales of common stock on the open market. As of March 27, 2026, Gemini held 42,000 shares (post-split) on the Company’s transfer agent register, including both the original amendment fee shares and shares issued under the Section 3(a)(10) settlement. All issuances remain subject to the 4.99% beneficial ownership limitation and the 19.99% aggregate issuance cap set forth in the Gemini Settlement Agreement. As of March 27, 2026, total shares of common stock outstanding on the Company’s transfer agent register were approximately 1,128,140 (post-split).

As of the date of this prospectus, the obligations owed to Gemini under the Gemini Settlement Agreement have been satisfied in full and the related litigation is in the process of being dismissed.

Agile Debt Conversion

Subsequent to December 31, 2025, the Company issued an aggregate of 331,640 shares of common stock (post-split) to Hudson Global Ventures, LLC in satisfaction of $1,380,524 of indebtedness owed to Agile Capital Funding, LLC and Agile Lending, LLC.

On February 19, 2026, the Company entered into a Forbearance Agreement with Agile Capital Funding, LLC and Agile Lending, LLC, establishing total outstanding indebtedness of $1,380,524. In satisfaction of this balance, the Company issued 331,640 shares of common stock (post-split) to Hudson Global Ventures, LLC through exchanges between February 27, 2026 and March 25, 2026. The Agile indebtedness was fully satisfied as of March 25, 2026. The total indebtedness of $1,380,524 includes the original principal of $675,000, the February 2026 loan of $110,000, and approximately $595,524 representing accrued interest, default interest (at 5%), and prepayment premiums, all of which have been charged to the consolidated statements of operations in the applicable periods.

As of the date of this prospectus, no amounts remain outstanding under the Agile indebtedness.

Exchange Agreement Share Issuance

As previously reported, on February 19, 2026, the Company entered into an Exchange Agreement (the “Exchange Agreement”) by and among Agile Capital Funding, LLC, a New York limited liability company (“Collateral Agent”), and Agile Lending, LLC, a Virginia limited liability company (“Agile” or “Holder”). On June 24, 2025, the Parties entered into a Business Loan and Security Agreement, pursuant to which the Company issued a Confessed Judgment Secured Promissory Note to Agile in the original principal amount of $1,050,000 (the “Note”), with the remaining principal and accrued and unpaid interest as of February 12, 2026 was $972,200.

On February 19, 2026, the Parties and urban-gro Canada Technologies Inc., a wholly owned subsidiary of the Company, entered into a forbearance agreement (the “Forbearance Agreement”), pursuant to which Agile agreed to forbear from exercising its rights and remedies available due to any default of the Loan Agreement and the Note by the Company, in exchange for the outstanding balance due under the Note being increased to $1,380,524.00 (the “Note Balance”). Pursuant to the Exchange Agreement, the Company shall issue to Agile 37,505 shares of the Company’s Common Stock (the “Exchange Shares”), having an aggregate value of $90,762.10 (the “Note Exchange Amount”), with each Exchange Share being valued at $2.42, in exchange for the Note Balance being reduced by an amount equal to the Note Exchange Amount.

Additional Information

The offer and sale by us of the foregoing securities, including the shares of our common stock issuable upon exercise of the warrants described above, is being made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The issuance of such securities has not been registered under the Securities Act and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The sales and issuances of securities in the transactions described above were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) thereof or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of urban-gro, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed June 21, 2023)
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of urban-gro, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed February 5, 2026)
3.3	Bylaws of urban-gro, Inc. (incorporated by reference to Exhibit 3.4 to Form 8-K filed October 30, 2020)
3.4	Amendment No.1 to the Bylaws dated January 12, 2021 (incorporated by reference to Exhibit 3.1 to Form 8-K filed January 12, 2021)
3.5

Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Delaware Secretary of State on February 17, 2026 (incorporated by reference to Exhibit 3.1 to Form 8-K filed February 18, 2026)

3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated June 12, 2026 (incorporated by reference to Exhibit 3.1 to Form 8-K filed June 15, 2026)
4.1	Description of urban-gro, Inc.’s Common Stock (incorporated by reference to Exhibit 4.1 to Form 10-K filed March 28, 2024).
5.1	Opinion of Whiteford, Taylor & Preston LLP
10.1	Stock Purchase Agreement (incorporated by reference to Exhibit 2.1 to Form 8-K filed June 28, 2021), by and between 2WR Entities, urban-gro, Inc. and urban-gro Architect Holdings, LLC.
10.2	Form of Secured Promissory Note (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 18, 2023).
10.3	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to Form 8-K filed on December 18, 2023).
10.4	Form of Continuing Guaranty (incorporated by reference to Exhibit 10.4 to Form 8-K filed on December 18, 2023).
10.5	Settlement and Release Agreement, August 8, 2025, by and among urban-gro, Inc., J Brrothers LLC and Herb-a-More LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 13, 2025).
10.6	Promissory Note, dated August 8, 2025, issued by urban-gro, Inc. to J Brrothers LLC (incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 13, 2025).
10.7	Loan Agreement, dated June 24 2025 between urban-gro, Inc. and Agile Lending, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 2, 2025).
10.8	Promissory Note, dated June 24 2025 between urban-gro, Inc. and Agile Lending, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 2, 2025).
10.9

Stock and Asset Purchase Agreement, dated as of August 27, 2025, by and among 2WR Holdco, LLC, 2WR of Georgia, Inc., urban-gro Architect Holdings, LLC, 2WR of Colorado, Inc., and 2WR of Mississippi, P.C. (incorporated by reference to Exhibit 2.1 to Form 8-K filed on September 2, 2025)

10.10

Settlement Agreement and Mutual General Release, dated September 26, 2025, by and among urban-gro, Inc., UG Construction, Inc., Gemini Finance Corp., and the other parties thereto (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 3, 2025).

Exhibit Number	Description
10.11

Bill of Sale, Assignment and Assumption, and Purchase Agreement by and among 2WR of Georgia, Inc., UG Architecture, Inc f/k/a 2WR of Colorado, Inc., and urban-gro Architect Holdings, LLC, dated November 3, 2025 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 12, 2025).

10.12†

urban-gro, Inc. 2021 Stock Incentive Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 20, 2026)

10.13	Common Stock Purchase Warrant dated February 4, 2026 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 9, 2026).
10.14	Equity Purchase Agreement dated February 4, 2026, by and between urban-gro, Inc. and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 9, 2026)
10.15	Registration Right Agreement dated February 4, 2026, by and between urban-gro, Inc. and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on February 9, 2026)
10.16	Loan Agreement dated February 4, 2026 between urban-gro, Inc. and Agile Lending, LLC (incorporated by reference to Exhibit 10.3 to Form 8-K filed on February 9, 2026)
10.17	Promissory Note dated February 4, 2026 between urban-gro, Inc. and Agile Lending, LLC (incorporated by reference to Exhibit 10.4 to Form 8-K filed on February 9, 2026)
10.18

Agreement and Plan of Merger, dated February 17, 2026 by and between urban-gro, Inc., Flash Sports & Media, Inc., and UGRO Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K filed February 18, 2026)

10.19

Forbearance Agreement, dated as of February 19, 2026, by and among Agile Capital Funding, LLC, Agile Lending, LLC, urban-gro, Inc., and urban-gro Canada Technologies Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 25, 2026)

10.20

Exchange Agreement, dated as of February 19, 2026, by and among Agile Capital Funding, LLC, Agile Lending, LLC, and urban-gro, Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K filed on February 25, 2026)

10.21	Securities Purchase Agreement, dated April 7, 2026, by and between Urban-gro, Inc. and Agile Hudson Partners LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 13, 2026)
10.22	Secured Promissory Note, dated April 7, 2026, issued by Urban-gro, Inc. in favor of Agile Hudson Partners LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 13, 2026)
10.23	Common Stock Purchase Warrant, dated April 7, 2026, issued by Urban-gro, Inc. in favor of Agile Hudson Partners LLC (incorporated by reference to Exhibit 10.3 to Form 8-K filed on April 13, 2026)
10.24

Pre-Funded Common Stock Purchase Warrant, dated April 7, 2026, issued by Urban-gro, Inc. in favor of Agile Hudson Partners LLC (incorporated by reference to Exhibit 10.4 to Form 8-K filed on April 13, 2026)

10.25

Security Agreement, dated April 7, 2026, among Urban-gro, Inc., certain subsidiary parties thereto, and Agile Hudson Partners LLC (incorporated by reference to Exhibit 10.5 to Form 8-K filed on April 13, 2026)

10.26	Form of Assignment and Assumption Agreement, by and between Grow Hill LLC, and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 24, 2026)
10.27

Forbearance Agreement, dated April 20, 2026, by and among urban-gro, Inc., urban-gro Canadian Technologies Inc. and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 24, 2026)

10.28	Exchange Agreement, dated April 20, 2026, by and between Hudson Global Ventures, LLC and urban-gro, Inc. (incorporated by reference to Exhibit 10.3 to Form 8-K filed on April 24, 2026)
10.29	Consulting Agreement, dated November 20, 2025, by and between Hudson Global Ventures, LLC and urban-gro, Inc.
10.30	Common Stock Purchase Warrant, dated March 23, 2026, issued by urban-gro, Inc. to Agile Hudson Partners LLC.
10.31	Promissory Note, Dated March 23, 2026, issued by urban-gro, Inc. to Agile Hudson Partners LLC.
10.32	Securities Purchase Agreement, dated March 23, 2026, by and between urban-gro, Inc. and Agile Hudson Partners LLC
10.33

First Amendment to Equity Purchase Agreement and Registration Right Agreement, dated April 20, 2026, by and between Urban-gro, Inc. and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.29 to Form S-1 filed on May 27, 2026)

Exhibit Number	Description
23.1	Consent of Suri & Co., Chartered Accountants.
23.2	Consent of Whiteford, Taylor & Preston LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)
107	Filing Fee Table

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 30, 2026.

FLASH SPORTS & MEDIA HOLDINGS, INC.
By:	/s/ Bradley Nattrass
	Name:	Bradley Nattrass
	Title:	Chairman and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Bradley Nattrass as attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-1, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bradley Nattrass	Chairman and Chief Executive Officer	June 30, 2026
Bradley Nattrass	(Principal Executive Officer)
/s/ Eric Sherb	Chief Financial Officer	June 30, 2026
Eric Sherb
/s/ Donald Fell	Director	June 30, 2026
Donald Fell
/s/ David Hsu	Director	June 30, 2026
David Hsu
/s/ James R. Lowe	Director	June 30, 2026
James R. Lowe
/s/ Sonia Lo	Director	June 30, 2026
Sonia Lo